SECURITIES AND EXCHANGE
COM
MISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
CTO REALTY GROWTH, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of

Annual Meeting

of Stockholders and

2023 Proxy Statement

CTO REALTY GROWTH, INC. 369 N. New York Ave, Suite 201 Winter Park, FL 32789

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Date: June 21, 2023

Time: 2:00 p.m. eastern time

Location: Online Meeting Only – No Physical Location

AGENDA:

1.	Election of the six director nominees listed in the proxy statement for one-year terms expiring at the 2024 annual meeting of stockholders;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023;

3.	Hold an advisory vote to approve executive compensation;

4.	Hold an advisory vote on the frequency of the advisory vote to approve executive compensation;

5.	Approve the CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan, replacing the Company’s Fourth Amended and Restated 2010 Equity Incentive Plan; and

6.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 21, 2023, are entitled to notice of, and to participate in and vote at, the 2023 annual meeting of stockholders (including any adjournments or postponements thereof, the “Annual Meeting”).

We hope you will be able to participate in the Annual Meeting. However, whether or not you plan to participate live in the Annual Meeting, you are urged to vote by telephone or online as instructed in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the Annual Meeting. You may also request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials. If you submit your proxy (whether via internet, telephone or return of paper proxy card by mail) and then decide to participate live in the Annual Meeting and to vote your shares during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors

Daniel E. Smith

Senior Vice President,

General Counsel & Corporate Secretary

Winter Park, Florida

April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 21, 2023: CTO Realty Growth, Inc.’s proxy statement in connection with the Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission are available at: www.edocumentview.com/CTO.

CTO REALTY GROWTH, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held: June 21, 2023

CTO REALTY GROWTH, INC.

PROXY STATEMENT

Page
1	LETTER FROM THE CHAIRMAN

2	GENERAL INFORMATION

7	PROPOSAL 1: ELECTION OF DIRECTORS

11	DIRECTOR COMPENSATION FOR 2022

13	CORPORATE GOVERNANCE — COMMITTEES OF THE BOARD OF DIRECTORS

17	CORPORATE GOVERNANCE — HIGHLIGHTS AND ESG

23	CORPORATE GOVERNANCE — EXECUTIVE OFFICERS

24	BENEFICIAL OWNERSHIP OF COMMON STOCK

26	COMPENSATION DISCUSSION AND ANALYSIS

40	COMPENSATION COMMITTEE REPORT

41	SUMMARY COMPENSATION TABLE FOR 2020-2022

42	GRANTS OF PLAN-BASED AWARDS DURING THE YEAR ENDED DECEMBER 31, 2022

43	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2022

45	OPTIONS EXERCISED AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2022

46	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

50	PAY RATIO

51	PAY VERSUS PERFORMANCE

55	REPORT OF THE AUDIT COMMITTEE

56	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

58	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

59	PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

60	PROPOSAL 5: APPROVAL OF THE COMPANY’S FIFTH AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN TO REPLACE THE FOURTH AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

66	OTHER MATTERS

66	DELINQUENT SECTION 16(a) REPORTS

67	STOCKHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

68	ANNUAL REPORT

LETTER FROM THE CHAIRMAN

Fellow Stockholders:

It is my pleasure to inform you that our 2023 Annual Meeting of Stockholders will be conducted online on Wednesday, June 21, 2023. The virtual nature of the meeting will enable us to increase stockholder accessibility, while improving meeting efficiency and reducing costs. Stockholders will be able to listen, vote and submit questions from their home or any remote location with internet connectivity. Information on how to participate in this year’s virtual meeting can be found beginning on page 3. For all of you who participate, whether live or by proxy, we thank you for your investment in the Company and for taking part in the election of directors and voting on the other proposals brought before our stockholders.

Since the Company does not have a staggered Board of Directors, all of our Board members stand for election every year. In addition to the director election, there are four proposals to be voted on: ratification of the selection our external auditor, an advisory vote on executive compensation, an advisory vote on the frequency of future advisory votes on executive compensation, and approval of the Company’s Fifth Amended and Restated 2010 Equity Incentive Plan.

As discussed in detail in the Compensation Discussion and Analysis section, the Compensation Committee of the Board of Directors, under the direction of the Board, continued to administer and refine our executive compensation program, which was restructured in early 2017, and further refined in 2021 to reflect our conversion in 2020 to a real estate investment trust. We believe that our compensation program effectively links pay with performance, and aligns management’s interests with the interests of the Company’s stockholders.

Our executive compensation program, similar to many other companies’ compensation programs, consists of a blend of base salary, service-based equity incentive compensation, and performance-based cash and equity incentive compensation. Under the program, the Compensation Committee establishes at the beginning of each year a set of objective, measurable metrics that will be used to evaluate management’s performance, on both an annual and long-term basis. The metrics are weighted to reflect the Company’s progress and priorities in executing our business plan. Rigorous performance goals are also established each year for each metric, with “threshold,” “target” and “outperform/maximum” performance levels set for each metric. The metrics and weighting are reviewed each year and adjusted as necessary based on the Company’s progress in executing our business plan. All of these decisions are made in a manner designed to incentivize management to execute our business plan in a manner that will increase the value of the Company’s assets and maximize returns to our stockholders.

Our 2022 proved to be a successful year of delivering outstanding relative returns to our stockholders and continued progress towards accomplishing the Company’s long term business objectives—please see our 2022 Annual Report on Form 10-K and letter to stockholders from our CEO John Albright for additional discussion. Our accomplishments for 2022 included the acquisition of five high-quality mixed-use assets for $314.0 million, and the origination of four structured investments totaling $59.2 million, all at favorable return rates. We also meaningfully increased same-property leased occupancy and same-property NOI, and strategically recycled capital by disposing of six non-core properties and some non-income producing assets. We also raised additional debt and equity capital to further grow and strengthen our balance sheet. We also continued the successful growth strategy of Alpine Income Property Trust, Inc., which we launched as an externally advised net lease REIT in November 2019. Most importantly, we delivered total stockholder return which outpaced the MSCI US REIT Index, the S&P 500 and our peer group; in fact, CTO was the 25th-best performing out of 168 REITs.

2022 was a very successful year for the Company. Our executive team exceeded expectations and achieved the “outperform” level of performance under our annual incentive plan. With respect to long-term performance-based equity incentive compensation, performance shares awarded in January of 2020 vested in early 2023. Based on the Company’s total stockholder return relative to our peer group during the three-year performance period, the performance shares awarded in 2020 vested at the “outperform” level of performance. A discussion of our annual and long-term incentive plans can be found beginning on page 35.

We are very pleased with the Company’s 2022 results and our management team’s performance, and hope you will enjoy reading the more detailed Compensation Discussion and Analysis section in the pages that follow.

Sincerely,

Laura M. Franklin

Chairman of the Board

CTO Realty Growth, Inc.

CTO REALTY GROWTH, INC. 369 N. New York Ave, Suite 201 Winter Park, Florida 32789

GENERAL INFORMATION

Why am I receiving this proxy statement? The board of directors (the “Board of Directors” or “Board”) of CTO Realty Growth, Inc., a Maryland corporation (the “Company,” “we,” “our” and “us”), is soliciting proxies for use at the 2023 annual meeting of stockholders to be held on Wednesday, June 21, 2023 at 2:00 p.m. eastern time (including any adjournments or postponements thereof, the “Annual Meeting”). The Annual Meeting will be held online in a “virtual only” format.

On or about April 28, 2023, we mailed to you and our other stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on (i) how to access online this proxy statement and our 2022 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our audited consolidated financial statements included therein (collectively, the “Annual Report”); and (ii) how to vote your shares by telephone, over the Internet, or by mail. You will not receive a printed copy of the proxy materials and Annual Report unless you request them. If you would like to receive a printed copy of the proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining such materials contained in the Internet Availability Notice.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the Annual Meeting? The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in this proxy statement. These matters include: (1) the election of six directors for one-year terms expiring at the 2024 annual meeting of stockholders; (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023; (3) an advisory vote to approve executive compensation; (4) an advisory vote on the frequency of future advisory votes to approve executive compensation; and (5) the approval of the Company’s Fifth Amended and Restated 2010 Equity Incentive Plan. We will also consider any other business that properly comes before the Annual Meeting. This proxy statement provides you with detailed information about these matters.

What is a record date and who is entitled to vote at the Annual Meeting? The record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting is April 21, 2023. The record date was established by our Board as required by the laws of the State of Maryland and the third amended and restated bylaws of the Company (the “Bylaws”). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of our common stock that you owned on the record date on every matter properly submitted for stockholder vote at the Annual Meeting. Our charter and Bylaws do not provide for cumulative voting for the election of directors.

How many shares can be voted and what is a quorum? You are entitled to one vote for each share of our common stock that you own as of the close of business on April 21, 2023. At the close of business on April 21, 2023, there were 22,701,429 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter, or 11,350,715 shares of common stock, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by Internet, telephone or by mailing a proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote? You have a choice of voting:

●	By telephone;

●	Over the Internet;

●	By mail; or

●	Online during the Annual Meeting.

Even if you plan to participate live in the Annual Meeting, we encourage you to vote now by telephone, over the Internet, or by mail. Please carefully read the instructions on the Internet Availability Notice on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

What is the difference between a “record holder” and an owner holding shares in “street name”? If your shares are registered in your name, you are a “record holder.” You will be a record holder if you have an account directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”). If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name,” and you are considered the beneficial owner of such shares, but not the record holder.

How do I vote if my shares are registered in my name? Voting by telephone, over the Internet, or by mail: If you are a stockholder of record, you can vote by telephone, over the Internet, or by mail. The Internet Availability Notice contains instructions for voting by telephone or over the Internet. You can also vote by mail by requesting, completing and returning a printed proxy card as described in the Internet Availability Notice. Please promptly vote by telephone, over the Internet or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Voting during the meeting: If you plan to participate live in the Annual Meeting, you can vote during the meeting. To vote while participating live in the Annual Meeting, please log on to www.meetnow.global/MC6CRH5. To log in, you will need to enter the sixteen-digit control number located on the notice, proxy card or email sent to you by Computershare.

How do I vote if my shares are held in “street name”? Voting by telephone, over the Internet, or by mail: If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” stockholders the opportunity to vote by telephone or over the Internet. Voting instruction forms will provide instructions for stockholders whose banks or brokerage firms are participating in such programs.

Voting while participating live in the meeting: If your shares are held in the name of your broker, bank, or other nominee and if you plan to participate live in the Annual Meeting and to vote your shares during the meeting, you should log on to www.meetnow.global/MC6CRH5. To log in, you will need to enter the sixteen-digit control number located on the notice, voter instruction form or email sent to you by your bank, broker or other nominee.

Who will count the votes?

Representatives of Computershare will count the votes and will serve as the independent inspector of election.

Can I revoke my proxy or change my vote? If your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

●	By sending a written notice of revocation to our Corporate Secretary at CTO Realty Growth, Inc., 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789;

●	By duly signing and delivering a proxy card that bears a later date; or

●	By participating live in the Annual Meeting and voting during the meeting.

How does the Board recommend that I vote? The Board unanimously recommends that you vote as follows:

VOTING MATTERS AND BOARD RECOMMENDATIONS

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Description of Proposal	Recommendation

PROPOSAL 1: Election of Directors	FOR ALL BOARD NOMINEES
We have nominated six directors for election for one-year terms expiring at the 2024 annual meeting of stockholders.

PROPOSAL 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR
The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023.

PROPOSAL 3: Advisory Vote to Approve Executive Compensation	FOR

The Company is providing its stockholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables. The advisory vote to approve the executive compensation described in Proposal 3 is referred to as a “say-on-pay” vote.

PROPOSAL 4: Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation	ONE YEAR

The Company is providing its stockholders with the opportunity to cast an advisory vote on how often the Company should include a “say-on-pay” vote in its proxy materials for future annual stockholder meetings. With respect to the advisory vote on the frequency of the advisory vote to approve executive compensation, you may

●    Vote “ONE YEAR” to have the say-on-pay vote every year;

●    Vote “TWO YEARS” to have the say-on-pay vote every two years;

●    Vote “THREE YEARS” to have the say-on-pay vote every three years; or

●    Vote “ABSTAIN” to abstain from voting on the proposal.

PROPOSAL 5: Approve the CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan, replacing the Fourth Amended and Restated 2010 Equity Incentive Plan.	FOR
The Board of Directors has approved, subject to the approval of the Company’s stockholders, the Company’s Fifth Amended and Restated 2010 Equity Incentive Plan, as described herein.

The Board is not aware of any other matters that may properly be brought before the meeting. If any other matters are properly presented at the Annual Meeting and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named in the proxy card will have the discretion to vote on those matters for you.

What happens if I return an unmarked proxy card? Unless indicated otherwise on your proxy card, if you return your properly executed proxy card with no votes marked, your shares will be voted to elect all six nominees as directors, to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2023, to approve our executive compensation as disclosed pursuant to Item 402 of Regulation S-K, to vote “One Year” on the frequency of the advisory vote to approve executive compensation and to approve the CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan.

How many votes are needed to approve each of the proposals assuming a quorum is present at the Annual Meeting? `

Proposal 1: Election of Directors. The vote of a majority of all votes cast for and against a nominee at a meeting at which a quorum is present is necessary for the election of a director. Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Proposal 2: Ratification of Independent Registered Public Accounting Firm for 2023. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the auditor ratification proposal. Abstentions are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal. As described below, brokerage firms can vote your uninstructed shares on this proposal.

Proposal 3: Advisory Vote to Approve Executive Compensation. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the say-on-pay proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation. Stockholders will have the opportunity to express their opinion regarding the frequency of the Company holding the “say-on-pay” vote. Stockholders will have the option to vote for holding future say-on-pay votes every year, every two years, or every three years. The option of one year, two years or three years that receives a majority of all of the votes cast at a meeting at which a quorum is present will be the frequency that has been recommended by our stockholders. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will not affect the outcome of this proposal. In the event that no option receives a majority of all of the votes cast at a meeting at which a quorum is present, we will consider the option that receives the most votes by stockholders at the Annual Meeting to be the option selected by our stockholders.

Proposal 5: Approve the CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your shares may be voted on the auditor ratification proposal (Proposal 2) if the shares are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (the “NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. All other proposals being considered and voted on by stockholders at the Annual Meeting are “non-routine” matters under the NYSE rules for which brokers may not vote absent voting instructions from the beneficial owner.

What does it mean if I receive more than one Internet Availability Notice? Some of our stockholders hold their shares in more than one account and may receive separate Internet Availability Notices for each of those accounts. If you receive more than one Internet Availability Notice, it means you own shares in multiple accounts with brokers and/or our transfer agent. To ensure that all of your shares are voted, please vote using each of the separate proxy voting instructions you receive. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be reached by telephone at 1-800-962-4284 or via their website at www.computershare.com/investor.

Whom should I call if I need copies of the proxy materials? If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (i) visit www.edocumentview.com/CTO (ii) call 1-386-274-2202 or (iii) email CorporateSecretary@ctoreit.com. Unless requested you will not otherwise receive a paper or email copy of the meeting materials.

Who pays for the solicitation of proxies and who participates in the solicitation of proxies? We will bear the cost of soliciting proxies by the Company, including the cost of preparation, assembly, printing and mailing. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, employees, and agents will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials. Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

May I access this year’s proxy statement and annual report over the Internet? This proxy statement and a copy of our Annual Report are available at www.edocumentview.com/CTO.

Where can I find the voting results of the Annual Meeting? We intend to disclose the voting results in a current report on Form 8-K within four business days after the Annual Meeting. If we first disclose preliminary voting results, the final voting results will be disclosed in an amendment to such Form 8-K within four business days after the final voting results are known. Both the Form 8-K and any amendment to such Form 8-K will be filed with the Securities and Exchange Commission (the “SEC”) and made available on our website at www.ctoreit.com.

PROPOSAL 1: ELECTION OF DIRECTORS

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD’S SIX NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

At our 2022 annual meeting of stockholders (the “2022 Annual Meeting”), all six of the director candidates nominated by our Board were re-elected for one-year terms expiring at the Annual Meeting. The Board has determined that the Board will continue to be comprised of six directors.

Based upon the recommendation of the Board of Directors’ Governance Committee (the “Governance Committee”), Ms. Franklin and Messrs. Albright, Brokaw, Drew, Gable and Haga have each been nominated by the Board to be re-elected to the Board for new one-year terms expiring at our 2024 annual meeting of stockholders.

All of the Board’s nominees for election as directors are currently directors and have been re-nominated by the Board. Each of the Board’s nominees has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected.

Unless otherwise specified when the proxy is appointed (whether by Internet, telephone or executed and returned proxy card), all proxies will be voted for the election of the persons named below who have been recommended to the Board by the Governance Committee as nominees for director. If any nominee should be unable to serve, which is not anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

The 2023 election of directors is an uncontested election, so the election of Ms. Franklin and Messrs. Albright, Brokaw, Drew, Gable and Haga will require that each director nominee receive a majority of all votes cast for and against that nominee (meaning the number of votes cast “for” the nominee must exceed the number of votes cast “against” that nominee). Abstentions and any broker non-votes are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Our Board of Directors recommends a vote “FOR” the election of Ms. Laura M. Franklin, and Messrs. John P. Albright, George R. Brokaw, Christopher J. Drew, R. Blakeslee Gable and Christopher W. Haga as directors. To vote for these nominees, please vote by telephone or over the Internet, or by requesting, completing and returning a proxy card, all as described in the Internet Availability Notice.

Biographical information regarding the Board’s director nominees standing for election, including business experience for at least the past five years, their age, the year they began serving as our director, and other public companies for which they have served on the board of directors in the past five years, is provided below. In addition, the experience, qualifications, attributes, and skills considered by the Governance Committee and our Board in determining to nominate the director nominees are provided below.

NOMINEES STANDING FOR ELECTION
JOHN P. ALBRIGHT Age: 57 Director Since: 2012

President and Chief Executive Officer of the Company since August 2011, and President and Chief Executive Officer of Alpine Income Property Trust, Inc. (NYSE: PINE) (“Alpine”), an affiliate of the Company, since 2019. Mr. Albright was previously the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley. Prior to Morgan Stanley, Mr. Albright was Managing Director and Officer of Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. His experience involves various aspects of investment, lending, and development of commercial properties, as well as real estate investment banking.

Mr. Albright is a graduate of Southern Methodist University with a B.A. in Business Administration.

GEORGE R. BROKAW Age: 55 Director Since: 2018

Mr. Brokaw is currently a private investor through his family office and related investment vehicles.

Mr. Brokaw also serves as a director of DISH Network Corporation (NYSE: DISH), where he is currently chairman of the compensation committee, and Alico, Inc. (NASDAQ: ALCO), where he is currently chairman of the board of directors. Mr. Brokaw has previously served on numerous other public company boards. He also previously served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC, from 2012 to 2013; Managing Director and Head of Private Equity at Perry Capital, L.L.C., from 2005 to 2011; and Managing Director (Mergers & Acquisitions) of Lazard Freres & Co. LLC, from 1996 to 2005.

Mr. Brokaw received a B.A. degree from Yale University and J.D. and M.B.A. degrees from the University of Virginia. Mr. Brokaw is a member of the New York Bar.

Mr. Brokaw is a member of the Audit and Compensation Committees.

CHRISTOPHER J. DREW Age: 42 Director Since: 2022

Mr. Drew is currently Senior Managing Director of JLL Capital Markets, Americas (an affiliate of Jones Lang LaSalle Inc. (NYSE: JLL)) and Co-Head of JLL’s Miami Office. Mr. Drew is primarily responsible for overseeing the day-to-day operations of JLL’s Miami office and for arranging joint venture equity, preferred equity, mezzanine financing and senior level financing for real estate assets located throughout the United States. He also sits on the JLL Capital Markets Group’s Diversity, Equity, and Inclusion committee and is on the board of Big Brothers Big Sisters of Miami.

Mr. Drew joined JLL in 2010 as part of the HFF, Inc. (NYSE: HF) acquisition with more than a decade of commercial real estate experience. Prior to that, he was a senior associate in the Capital Markets Group at Cushman and Wakefield PLC (NYSE: CWK) for five years. He has also held positions at Pro Access, Inc., a sports marketing firm, and at the New York Mets Baseball Organization. Mr. Drew holds BBA and MBA degrees from the University of Miami Herbert Business School. Mr. Drew is a member of the Compensation and Governance Committees.

LAURA M. FRANKLIN Age: 62 Director Since: 2016

Chairman of the Board of the Company since May 2017. Former (Retired) Executive Vice President, Accounting and Administration and Corporate Secretary of Washington Real Estate Investment Trust (Washington REIT) and, since 2017, a member of the Board of Directors of The Chevy Chase Land Company, a private mixed-use commercial real estate company in Chevy Chase, Maryland.

Ms. Franklin is a graduate of University of Maryland with a B.S. in Accounting and is a Certified Public Accountant. During her 22-year tenure at Washington REIT, she led the financial, human capital and information technology (IT) functions including Accounting, Tax, SEC Reporting, Treasury, Human Resources and IT. As an executive, she played a key role in strategic planning as well as worked closely with the chairmen of the compensation and audit committees. Prior to joining Washington REIT, she was employed by the public accounting firm, CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin is a member of the American Institute of Certified Public Accountants (AICPA).

R. BLAKESLEE GABLE Age: 52 Director Since: 2018

Chief Executive Officer of Barron Collier Companies, a fourth-generation private investment, agriculture, and land development company based in Naples, Florida. Mr. Gable joined Barron Collier Companies in 1999.

Mr. Gable is a graduate of Tulane University with a B.A. in History. Prior to becoming CEO of Barron Collier Companies, he served in various leadership roles, including project manager during the establishment of the new hometown, Ave Maria, Florida; and vice president of mineral management and real estate. Mr. Gable now oversees a team of 175 employees, over 2.5 million square feet of commercial properties, and private land holdings of more than 80,000 acres. For five years after having received his undergraduate degree, Mr. Gable was Legislative Director of United States Representative Ed Pastor (AZ) in Washington, D.C. Upon moving back to Florida, he received a Master’s degree in Business Administration from the Executive MBA program of Florida Gulf Coast University. Mr. Gable currently serves as Chairperson of the Florida Gulf Coast University Board of Trustees. He has also served on the Board of Enterprise Florida, as a Trustee of the area YMCA, and as a Director of The Immokalee Foundation. Mr. Gable is a member of the Audit and Governance Committees.

CHRISTOPHER W. HAGA Age: 55 Director Since: 2017

Mr. Haga is currently an Operating Partner at MGG Investment Group, a direct lending and private equity investment firm, a position he has held since November 2022. He has also served as Chairman of MGG RMC SPV LLC, the holding company for the manager of Citizens United Reciprocal Exchange, an insurance provider offering property and casualty insurance products, since January 2023.

Mr. Haga is a graduate of the University of North Carolina at Chapel Hill with a B.S. in Business Administration, and also received an M.B.A. from the Darden School at the University of Virginia. Mr. Haga has over 25 years of experience in finance and investments, including over 20 years of managing risk in traded credit and private debt and equity. Mr. Haga served as a director for Fortress Value Acquisition Corp. III (NYSE: FVT), a special purpose acquisition company, from December 2021 to November 2022. In addition, Mr. Haga served as Head of Strategic Investments with Carlson Capital, L.P., an alternative asset management firm, from 2003 to 2020. Mr. Haga has also served on a number of public and private company boards, including as chairman of the board of directors for Barbican Group Holdings Limited, a Lloyd’s-based reinsurance group, from 2007 to 2019, and the board of SWK Holdings Corporation (OTC: SWKH), a public company, from 2014 to 2021. Prior to his tenure at Carlson, he spent five years in London with Lehman Brothers, primarily in the structured finance department. He has also been an investment banker or principal investor at RBC Capital Markets, Stephens & Co. and Alex. Brown & Sons. Mr. Haga is a member of the Audit, Compensation and Governance Committees.

There are no family relationships among our directors or executive officers.

DIRECTOR COMPENSATION FOR 2022

The following table shows the annual compensation paid to non-employee directors for services performed in the fiscal year ended December 31, 2022:

NAME	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

George R. Brokaw	$59,961	$34,942	$94,903

Christopher J. Drew	$48,659	$34,942	$83,601

Laura M. Franklin	$104,927	$34,942	$139,869

R. Blakeslee Gable	$57,458	$34,942	$92,400

Christopher R. Haga	$62,420	$34,942	$97,362

Casey R. Wold	$23,878	$34,942	$58,820

Total 2022 Director Compensation	$357,303	$209,652	$566,955

(1)

For 2022, Ms. Franklin and Messrs. Brokaw, Drew, Gable, Haga and Wold elected to receive their annual $40,000 retainer payment and their fees for committee service in common stock of the Company, which resulted in such directors being awarded the following amounts of fully vested, unrestricted shares in lieu of cash (share numbers are adjusted to reflect the June 2022 3-for-1 stock split): Ms. Franklin: 1,995; Mr. Brokaw: 2,996; Mr. Drew: 2,437; Mr. Gable: 2,871; Mr. Haga: 3,119; Mr. Wold: 1,140. See below under “Stock Compensation” for the methodology used to calculate the number of shares of common stock awarded to each director.

(2)

The amounts included in this column reflect the aggregate grant date fair value of restricted stock granted to non-employee directors during 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), disregarding the estimate of forfeitures. See below under “Stock Compensation” for the methodology used to calculate the number of shares awarded to each non-employee director. The restricted stock granted to our non-employee directors vests immediately when granted, and the disposition thereof is prohibited until the recipient’s service as a Company director has concluded. As of December 31, 2022, none of our non-employee directors held unvested shares.

Cash Compensation

It is our policy that our employee-directors do not receive compensation for their service as members of our Board of Directors. As an employee of the Company, Mr. Albright, our President and Chief Executive Officer (“CEO”), did not receive any compensation for serving as a director and is not a member of any committee of the Board. Therefore, he is omitted from the Director Compensation for 2022 Table above and his compensation as CEO is reported within the Summary Compensation Table below.

The Compensation Committee of the Board of Directors (the “Compensation Committee”), with assistance from its independent compensation consultant, oversees director compensation and reviews the appropriateness of our non-employee directors’ cash compensation on an annual basis. Our director compensation program consists of both cash and equity compensation components to align the interests of our directors with our stockholders. Under our non-employee director cash compensation program, non-employee members of our Board earn cash retainer fees quarterly in arrears. Upon review and discussion of the benchmarking of our non-employee director compensation program with assistance from our compensation consultant, in February 2021, our Board of Directors approved the cash and equity compensation detailed below, which has not been subsequently modified. A copy of our Director Compensation Policy is available in the Governance section of our website (www.ctoreit.com).

Each non-employee director earned an annual cash retainer of $40,000 (prorated for partial-year terms, if applicable), as compensation for services as director, plus the additional retainers listed below for service on one of the Board’s standing committees, or as chairman of the Board;

Audit Committee Chair: $15,000 Member: $7,500 Nominating and Corporate Governance Committee Chair: $10,000 Member: $5,000	Compensation Committee Chair: $10,000 Member: $5,000 Board Chair $65,000

We also reimburse directors for reasonable expenses incurred in attending Board or Committee meetings, such as automobile mileage or airfare, which amounts are not included as fees or other compensation.

Stock Compensation

The Director Compensation Policy provides for an annual award to each director of the Company’s common stock valued at $35,000 (the “Annual Award”). The number of shares awarded in 2022 was calculated based on the 20-day trailing average closing price of the Company’s common stock as of the date prior to distribution of the materials for the Board’s regularly scheduled February 2022 meeting, rounded down to the nearest whole number of shares. For 2022, this resulted in an award of 582 shares (1,746 shares after giving effect to the June 2022 3-for-1 stock split) to each of our non-employee directors then serving on our Board as of February 17, 2022. In accordance with the Company’s stock ownership guidelines, shares constituting the Annual Award may not be sold or otherwise disposed of for the duration of such non-employee director’s service as a member of the Board.

The Director Compensation Policy also provides each director the option to receive his or her cash compensation in shares of Company common stock rather than cash. For 2022, Ms. Franklin and Messrs. Brokaw, Drew, Gable, Haga and Wold all elected this option with respect to their annual Board and committee retainers. The number of shares awarded to the directors making such election was calculated by dividing (i) the sum of (A) the amount of the quarterly retainer payment due to such director plus (B) committee service fees earned by such director during the quarter, by (ii) the 20-day trailing average closing price of the Company’s common stock as of the last business day of the quarter for which such payment applied, rounded down to the nearest whole number of shares.

Director Stock Ownership Guidelines

To further align the interests of our directors with stockholders, the Board has adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of our common stock equal in value to five times the non-employee directors’ annual cash retainer (i.e., $200,000). New directors are expected to meet the standards set forth in the guidelines within five years after the date of his or her election to the Board. Compliance is measured on the first trading day of each calendar year. A copy of our stock ownership guidelines is available in the Governance section of our website (www.ctoreit.com).

CORPORATE GOVERNANCE — COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines

Our Board is committed to responsible and effective corporate governance, and regularly monitors developments in the area of corporate governance. Our Corporate Governance Guidelines compile governance policies and procedures described in our governing documents, various charters and policies, and memorialize other policies and principles that we follow. The Corporate Governance Guidelines discuss Board responsibilities, organization, composition, and qualifications, address director compensation, and set forth guidance regarding the evaluation of our CEO and succession planning, among other matters. The Governance Committee is responsible for reviewing the Corporate Governance Guidelines at least annually. A copy of our Corporate Governance Guidelines is available in the Governance section of our website (www.ctoreit.com) and may also be obtained free of charge upon written request to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.

Independent Directors

The listing standards of the NYSE require that we have a Board with at least a majority of independent directors. The Board annually determines the independence of our directors based on these listing standards. No director is considered independent unless our Board has affirmatively determined that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. Generally, a director is not considered independent if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with us, our external or internal auditors, or other companies that do business with us.

Our Board has determined that the following directors, who constituted a majority of the members of our Board of Directors, are independent pursuant to Section 303A.02 of the NYSE Listed Company Manual (the “NYSE Manual”):

● George R. Brokaw ● Laura M. Franklin ● Christopher W. Haga	● Christopher J. Drew ● R. Blakeslee Gable

Our independent directors hold an executive session either prior to or following each regularly scheduled quarterly Board of Directors meeting (and as necessary at other Board meetings), separate from management and any other non-independent directors. Ms. Franklin, as chairman of the Board, leads these executive sessions.

Director Attendance at Meetings

During 2022, our Board of Directors held four regularly scheduled meetings, all via video conference, plus seven additional meetings, one in person and six via video conference. All of the current members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during the period such member served as a director or member of a committee in 2022.

Our policy is to encourage members of the Board of Directors to participate in the annual meeting of stockholders. All directors then serving on the Board participated in the 2022 Annual Meeting, which was held in virtual format.

Audit Committee

The Board has established an Audit Committee. In 2022, the Audit Committee held four regularly scheduled meetings, all via video conference. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, our system of internal control over financial reporting established by management and the Board, and our auditing, accounting and financial reporting processes, generally. Grant Thornton LLP, our independent auditor for our fiscal year ended December 31, 2022, reported directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board. The current charter of the Audit Committee is available in the Governance section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.

Mr. Brokaw has been the Chairman of the Audit Committee since May 26, 2021, and Messrs. Gable and Haga are the other members of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are independent under the listing standards of the NYSE, and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All Audit Committee members possess the level of financial literacy required by the listing standards of the NYSE. Mr. Brokaw, as Chairman of the Audit Committee, meets the current standard of requisite financial management expertise as required by the NYSE and is an “audit committee financial expert” as defined by rules adopted by the SEC.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

Compensation Committee

The Board has established a Compensation Committee. In 2022, the Compensation Committee held two meetings, both via video conference. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our Board members, our CEO and other officers and key employees, reviews and discusses with management our “Compensation Discussion and Analysis” set forth below, and administers the Company’s equity incentive plan (currently the Fourth Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”)) and the 2017 Executive Annual Cash Incentive Plan (the “Annual Incentive Plan”). The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board the approval of compensation for the named executive officers. The full Board (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of Mr. Albright, our President and CEO. Mr. Albright provides annual recommendations regarding the compensation of the other named executive officers and all other officers and managers.

In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant.

The Compensation Committee acts under a written charter adopted by the Board. The current charter of the Compensation Committee is available in the Governance section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.

Mr. Haga has been the Chairman of the Compensation Committee since July 29, 2020, and Messrs. Brokaw and Drew are the other members of the Compensation Committee. Mr. Wold served on the Compensation Committee until his retirement from the Board on June 22, 2022. The Board has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE.

Governance Committee

The Board has established a Governance Committee. In 2022, the Governance Committee held two meetings, both via video conference. The Governance Committee was formed to perform the functions of a nominating committee and as such recommends to the Board individuals who are qualified to become members of the Board. The Governance Committee uses criteria developed by the Governance Committee and approved by the Board to recommend nominees for the election of directors at the annual meeting of stockholders or when vacancies otherwise occur.

The Governance Committee operates under a formal charter that governs its duties and standards of performance. The current charter of the Governance Committee is available in the Governance section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.

Mr. Gable has been the Chairman of the Governance Committee since July 29, 2020, and Messrs. Drew and Haga are the other members of the Governance Committee. Mr. Wold served on the Governance Committee until his retirement from the Board on June 22, 2022. The Board has determined that all members of the Governance Committee are independent under the listing standards of the NYSE.

Consideration of Director Nominees

The Governance Committee will consider recommendations from stockholders of candidates for membership on the Board. To recommend a candidate to the Governance Committee, stockholders should submit recommendations in writing to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789. A nominating recommendation must include a description of the candidate’s qualifications and be accompanied by the candidate’s written statement of willingness and affirmative desire to serve in a manner representing the interest of all stockholders. Candidates recommended by stockholders will be considered using the same criteria and in the same manner utilized by the Governance Committee in considering all candidates for election to the Board.

In addition to recommending nominees for consideration to the Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of our stockholders by following the procedures specified in our Bylaws.

The Governance Committee has established specific, minimum qualifications that must be met by a Governance Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of the NYSE. In addition, a nominee should demonstrate high ethical standards and integrity and be accountable for boardroom decisions (no individual will be nominated to be a director of the Company where the Governance Committee has determined that the individual has demonstrated a lack of ethical standards, as evidenced by a material violation of applicable law, regulations, stock exchange listing standards or the Company’s Code of Business Conduct and Ethics); should have the ability to provide thoughtful counsel on a broad range of issues; should be financially literate; should be willing to listen and be open to the consideration of other opinions, as well as have the ability to effectively communicate his or her own ideas; should be committed to our achievement of exceptional performance standards to benefit our customers, stockholders, employees, and communities; and should have the ability to commit sufficient time and attention to our activities.

Prior to identifying and evaluating nominees for director, the Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Governance Committee considers potential candidates for director, which may come to the Governance Committee’s attention through current Board members, stockholders, professional search firms, or other persons. In addition to the specific minimum qualifications described above, the Governance Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and “best practices;” relevant knowledge specific to the industries in which we operate; ability and willingness to motivate and require high performance by management; capability of questioning, approving, and monitoring our strategic plans, and providing insight and directional focus; a knowledge of the geographic area in which we operate and local and state business, political, and governmental contacts which would be beneficial to us; and experience on the boards of other public companies. The Governance Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the annual meeting of stockholders.

The Governance Committee believes that its criteria and desired qualities and skills lead to nominees with a broad diversity of experience, skills, and backgrounds. The Governance Committee does not assign specific weights to its criteria and no specific quality or skill is applicable to all prospective nominees. While we do not have a formal policy on diversity, the Governance Committee assesses its effectiveness in accounting for diversity, along with the other factors taken into account to identify director nominees, when it annually evaluates the performance of the Board and each director and periodically reviews the Company’s corporate governance guidelines.

Majority and Plurality Voting for Directors

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes cast “FOR” their election will be elected to serve as directors. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. Under a majority voting standard, a director nominee will be elected if the number of votes cast “FOR” a director nominee exceeds the number of votes cast “AGAINST” that director nominee.

If an incumbent director nominee does not receive a greater number of “FOR” votes than “AGAINST” votes, he or she must promptly tender his or her resignation to the Board following certification of the vote, which resignation would be effective upon acceptance by the Board. The Governance Committee would consider the resignation offer and recommend to our Board the action to be taken. The Governance Committee and the Board would be entitled to consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board would take action with regard to any such resignations within 90 days following certification of the vote, unless such action would cause us to fail to comply with any applicable stock exchange listing requirement or any rule or regulation promulgated under the Exchange Act, in which event our Board would take action as promptly as practicable while continuing to meet such requirement, rule, or regulation. Our Board also would promptly disclose publicly its decision and the reasons therefor. If our Board elected not to accept any such resignation, the director would continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor were to be duly elected and qualified, or until his or her prior resignation, death, or removal. If our Board were to accept such resignation, then our Board, in its sole discretion, would have the ability to fill any resulting vacancy.

The election of directors at the Annual Meeting is an uncontested election and therefore the majority voting standard applies.

CORPORATE GOVERNANCE — HIGHLIGHTS AND ESG

The Company regularly monitors developments in the area of corporate governance and seeks to enhance the Company’s corporate governance structure based upon a review of new developments and recommended best practices, taking into account investor feedback. Below are the highlights of our independent Board and leadership practices:

●	Annual Election of Directors. Our Board consists of a single class of directors who stand for election each year.

●

Majority Voting Standard for Directors with Director Resignation Policy. Our Bylaws include a majority voting standard for the election of directors in uncontested elections. Any incumbent director who fails to receive the required vote for re-election must offer to resign from our Board.

●

Independent and Diverse Board. We seek to maintain a diverse board primarily comprised of independent directors who represent a mix of varied experience, backgrounds, tenure and skills to ensure a broad range of perspectives is represented. Currently five of our six directors are independent, including one female director and one director who identifies as a member of an underrepresented group based on national, indigenous, religious or cultural identity; and all members serving on our Audit, Compensation and Governance Committees are independent.

●	Executive Sessions of our Board. An executive session of independent directors is held at each regularly-scheduled Board meeting.

●

Independent Chairman of the Board. Our Chairman of the Board ensures strong, independent leadership and oversight of our Board of Directors by, among other things, presiding at executive sessions of the non-management directors.

●	Board Evaluations. Our Governance Committee oversees annual evaluations of our Board as a whole and each director individually.

●	Regular Succession Planning. A high priority is placed on regular and thoughtful succession planning for our senior management.

●

Risk Oversight by Full Board and Committees. A principal function of our Board is to oversee risk assessment and risk management related to our business. Oversight for specific areas of risk exposure is delegated to our Board committees.

●	Code of Ethics. A robust Code of Business Conduct and Ethics is in place for our directors, officers and employees.

●	Clawback Policy. Our Board has voluntarily adopted a formal clawback policy that applies to cash and equity incentive compensation.

●	Anti-Hedging and Anti-Pledging. Our directors, officers and employees are subject to anti-hedging and anti-pledging policies.

●	Annual Say-on-Pay. We annually submit “say-on-pay” advisory votes for stockholder consideration and vote.

●

Sustainability. We strive to conduct our business in a socially responsible manner that balances consideration of environmental and social issues with creating long-term value for our Company and our stockholders.

●	Stockholder-requested Meetings. Our Bylaws permit stockholders to request the calling of a special meeting.

●	Whistleblower Policy. Our Board of Directors has adopted a “whistleblower” policy.

Environmental, Social and Governance (“ESG”) Achievements and Initiatives

The Company is dedicated to responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve, in addition to our workplace community. Below are some highlights of our commitment to ESG principles.

Environmental

The Company is committed to maintaining an environmentally conscious culture, the utilization of environmentally friendly and renewable products, and the promotion of sustainable business practices. The Company has a long history of partnering with other community members, including state and national governmental entities, to preserve and enhance the local environment. Some of our most notable actions include the following:

●	In 1997, the Company conveyed over 11,000 acres of its undeveloped land near Daytona Beach to the State of Florida to significantly enlarge the neighboring Tiger Bay State Forest.

●

In 2018, the Company entered into a transaction that led to the formation of a conservation mitigation bank on approximately 2,500 acres of its land; as a result, the land is permanently barred from development.

●	In 2018, the Company completed development of two beachfront restaurants in Daytona Beach, which included special lighting and other features to accommodate and enhance nesting of sea turtles.

●

In 2019, the Company partnered with Derbyshire Place, a community center in Daytona Beach, to raise funds for and break ground on Derbyshire Place Community Garden, with the goal of bringing fresh fruit and vegetables, as well as hands-on learning opportunities for local residents, to an urban area in Dayton Beach considered a “food desert.”

●	In 2020, the Company completed a project working with the U.S. Environmental Protection Agency in restoring wetlands on certain land in Daytona Beach formerly owned by the Company.

●

Over the past 9 years, the Company has planted approximately 170,000 pine trees in Florida and has restored over 700 acres of former industrial timberland. These 170,000 trees absorb more than 1,000 tons of carbon each year.

Activities at our Corporate Offices

Our commitment to sustainability is further demonstrated by how we manage day-to-day activities in our corporate offices. The buildout of our Daytona Beach corporate office space, completed in 2017, included LED lighting, an automatic lighting control system, and a building management system that monitors and controls energy use. The buildout of our new headquarters office space in Winter Park, Florida, completed in March 2023, also includes design features and systems that are intended to maximize energy efficiency, including energy-efficient windows, LED lighting, energy management systems, and recycling programs. In addition, CTO has accomplished the following:

●	Continued focusing on our use of environmentally friendly cleaning products and soaps throughout the corporate and headquarters offices;

●	Broadened our use of recycled and sustainable forestry products, including paper and kitchen products;

●	Continued to recycle and donate computer and electronic equipment and all exhausted toner and ink cartridges;

●	Continued to utilize a digital board book application for meetings of the Board, allowing paperless administration of board of directors and board committee meetings; and

●	Further reduced the use of plastic water bottles through the use of a filtered water dispenser.

Activities at our Portfolio

Many of our tenants have strong sustainability programs and initiatives embedded into their corporate culture and business practices. We support their operations and work with them to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities. When requested, we work with tenants to promote environmental responsibility and energy efficient facilities, including facilitating the application by our tenants to receive Energy Star property ratings or LEED green building certifications.

Social

We are dedicated to an inclusive and supportive office environment which is filled with diverse backgrounds and perspectives, as well as a demonstrated commitment to financial, mental and physical wellness. We believe that it is an important responsibility to give back to, and be welcomed in, the communities that we serve, and to be understanding of and responsive to the core values of the places in which we operate. Over the past 11 years under current management, the Company and its team members have donated time and financial resources to a number of non-profit causes, including United Way, American Heart Association, Daytona Beach Museum of the Arts and Sciences, Florida Marine Science Center, Boys & Girls Club of America, Halifax Humane Society, and the Peabody Foundation. In addition, CTO matches certain charitable contributions made by its employees and directors.

Talent Acquisition, Development and Retention

We strive to attract and retain the best and brightest employees. We focus on enhancing our team members’ lives in and out of the office as they progress and grow with the Company. By engaging with our employees and investing in their careers through training and development, we are seeking to build a talent pool capable of executing our business strategies.

Diversity

The Company is dedicated to an inclusive and supportive office environment filled with diverse backgrounds and perspectives. The Company is an equal opportunity employer and considers qualified applicants regardless of race, color, religion, gender, sexual orientation, national origin, age, disability, military or veteran status, genetic information, or other statuses protected by applicable federal, state, and local law. As of December 31, 2022, women represented 46% of our full-time workforce and the ethnicity of our workforce was approximately 81% white, 12% Black and 8% Hispanic. We believe that our success over the long run has been the result of the diverse backgrounds and perspectives of our employees and directors.

Employee Wellness and Benefits

The Company has a demonstrated commitment to the financial, mental and physical wellness of its employees. The Company’s employee benefits package is designed to address the changing needs of our employees and their dependents, and currently includes:

●	Company-paid medical, dental and life insurance;

●	Long-term disability insurance;

●	Short-term disability insurance;

●	Supplemental life insurance;

●	Competitive vacation policy based on level and years of service including paid holidays, sick days and parental leave;

●	Company-sponsored 401(k) plan with generous employer matching contributions as described on page 38 below;

●	Long-term incentive plan, which includes incentive equity awards to all employees with tenure over 1 year;

●	Tuition reimbursement program for continued education; and

●	Charitable contribution matching program referenced above.

Governance

We are dedicated to maintaining a high standard for corporate governance predicated on integrity, ethics, diversity and transparency. The Company considers good governance to include being a good corporate citizen. For a detailed description of our corporate governance policies, please see the description elsewhere in this “Corporate Governance” section.

Board Leadership Structure

We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director. The Board believes that this is the most appropriate leadership structure for the Company, because having the Board operate under the leadership and direction of someone independent from management provides the Board with the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our CEO to focus on running our day-to-day business. The Chairman is appointed by the non-management directors annually. Ms. Franklin, an independent director, currently serves as the Chairman of the Board. Mr. Brokaw, who is also an independent director, currently serves as the Vice Chairman of the Board and may fulfill the responsibilities of the Chairman in her absence.

Board Role in Risk Oversight

The Board has an active role in overseeing risk management. The Board regularly reviews information regarding our financial position, results of operations, liquidity, and cash flows, as well as the risks associated with each and generally with our businesses and business strategy. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee inquires of management, our internal auditor and our independent auditor about significant risks or exposures and assesses the steps management has taken to address or minimize such risks. While these committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed through committee reports about such risks.

Codes of Ethics

We have adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee. We will provide a copy of our Code of Ethics for Principal Executive Officers and Senior Financial Officers to any person upon request and without charge. Any such request should be made in writing to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.

We have also adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code. A copy of our Code of Business Conduct and Ethics is available in the Governance section of our website

(www.ctoreit.com) and may also be obtained free of charge upon written request to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.

Any amendment to, or waiver from, our Code of Ethics for Principal Executive Officers and Senior Financial Officers or our Code of Business Conduct and Ethics that is required to be disclosed to stockholders will be posted on our website within four business days following such amendment or waiver.

Clawback Policy.

In August 2016, we adopted an executive compensation recovery policy pursuant to which the Company will seek to recover or cancel any incentive-based compensation paid to an executive officer during the three-year period preceding the date as of which the Company is required to prepare restated financial results, in the event of our material non-compliance with financial reporting requirements of applicable securities laws, to the extent that such compensation exceeds the amount that would have been paid to the executive officer had it been based on the restated results. The Board is authorized to administer this policy consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC and the NYSE or such other national exchange on which our shares may be listed.

Anti-Hedging and Anti-Pledging Policy

To ensure proper alignment with our stockholders, all employees, including our executive officers, and non-employee directors are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost collars, exchange funds, and forward sale contracts) involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Policies and Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy and Procedures establishing guidelines with respect to the review, approval, and ratification of Related Party Transactions.

Any member of the Audit Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chairman of the Audit Committee, in the Audit Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, director, nominee for director or 5% stockholder of the Company, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. “Related party transaction” means any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or modification to such a transaction involving an amount of at least $120,000 in any calendar year in which the Company is a participant and in which a related party will have a direct or indirect material interest.

Executive officers and directors of the Company are required to submit full details of the related party transaction to the Audit Committee. The Audit Committee will then determine whether to ratify or approve the transaction. The Audit Committee considers, among other things:

●	the terms of the transaction and whether the terms are fair to the Company and are on the same basis as if the transaction did not involve a related party;

●	the reasons for the Company to enter into the transaction;

●	whether the transaction would impair the independence of a non-employee director;

●	whether the transaction presents an improper conflict for any director or executive officer of the Company; and

●	the materiality of the transaction.

In 2022, no transactions were reviewed, ratified or approved pursuant to the Company’s related party transactions policy.

In connection with the formation and initial public offering of Alpine, the Company and Alpine entered into an exclusivity and right of first offer agreement dated November 26, 2019 (the “Alpine ROFO Agreement”). The term of the Alpine ROFO Agreement commenced on the date of the closing of the Alpine IPO and will continue for so long as the Company or its affiliate is the manager of Alpine. During the term of the Alpine ROFO Agreement, the Company’s ability to sell any of its single-tenant, net leased properties is subject to a right of first offer in favor of Alpine.

On April 23, 2021, the Company completed the sale to Alpine of a net leased property located in North Richland Hills, Texas (the “NRH Property”) for a cash purchase price of $11.5 million. On June 30, 2021, the Company completed the sale to Alpine of a portfolio of six net leased properties (the “CMBS Properties”) for an aggregate purchase price of $44.5 million (cash + assumed debt). On January 7, 2022, the Company completed the sale to Alpine of a net leased property located in Oceanside, New York (the “Oceanside Property”) for a cash purchase price of $6.9 million (collectively, the “ROFO Properties”).

The consideration of $11.5 million, $44.5 million and $6.9 million for the purchase price of the NHR Property, the CMBS Properties and the Oceanside Property, respectively, was determined after the Company had conducted a thorough marketing process, including the receipt of multiple credible purchase offers from reputable third-party purchasers, and after disclosure to and discussion with the Board regarding the potential sale of the ROFO Properties. Pursuant to its obligations under the Alpine ROFO Agreement, the Company offered Alpine the opportunity to purchase the ROFO Properties at the top offer price therefor received by the Company, which Alpine elected to accept based on a unanimous vote of its board of directors, with Mr. Albright abstaining from such vote.

Communication with the Board of Directors

Stockholders and other individuals may communicate with the Board of Directors or one or more individual directors by writing to the Board of Directors or such director(s), c/o Corporate Secretary, 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789.

CORPORATE GOVERNANCE — EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our current executive officers:

Executive Officer	Age	Position

John P. Albright	57	President & Chief Executive Officer

Steven R. Greathouse	45	Senior Vice President & Chief Investment Officer

Matthew M. Partridge	39	Senior Vice President, Chief Financial Officer & Treasurer

Daniel E. Smith	57	Senior Vice President, General Counsel & Corporate Secretary

Biographical Information

Information for John P. Albright, member of the Board and our president and chief executive officer, is contained above under the heading “PROPOSAL 1: ELECTION OF DIRECTORS.” Information is set forth below with regard to our other executive officers. We have determined we have four executive officers who served during 2022. All of our officers serve at the pleasure of the Board.

Steven R. Greathouse been an employee of the Company since January 2012, most recently serving as Senior Vice President and Chief Investment Officer since February 2021, and prior to that as Senior Vice President, Investments from January 2015 to February 2021, and prior to that as Director of Investments. Mr. Greathouse has served as the Senior Vice President and Chief Investment Officer of Alpine since February 2021, and served as Alpine’s Senior Vice President, Investments from Alpine’s formation in August 2019 to February 2021. Prior to his employment with the Company, Mr. Greathouse served as the Director of Finance at N3 Real Estate, a single-tenant triple net property developer. Prior to that, he was a Senior Associate, Merchant Banking-Investment Management for Morgan Stanley and Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. Mr. Greathouse received his MBA and undergraduate degrees from Texas Christian University in 2006 and 2000, respectively.

Matthew M. Partridge has served as our Senior Vice President, Chief Financial Officer and Treasurer since October 2020. Mr. Partridge has served as the Senior Vice President, Chief Financial Officer and Treasurer of Alpine since October 2020. Prior to his employment with the Company, Mr. Partridge served as Chief Operating Officer and Chief Financial Officer of Hutton, a private commercial real estate development and investment company headquartered in Chattanooga, Tennessee, from August 2017 through September 2020. Prior to Hutton, Mr. Partridge served as Executive Vice President, Chief Financial Officer and Secretary of Agree Realty Corporation, a NYSE-traded net lease REIT, from January 2016 to August 2017, and, before joining Agree, he served as Vice President of Finance for Pebblebrook Hotel Trust, a NYSE-traded lodging REIT, from January 2010 to January 2016. Mr. Partridge received his MBA from Xavier University and a BBA in finance from Eastern Michigan University in 2012 and 2007, respectively.

Daniel E. Smith has served as our Senior Vice President, General Counsel and Corporate Secretary since October 2014. Mr. Smith has served as the Senior Vice President, General Counsel and Corporate Secretary of Alpine since its formation in August 2019. Prior to his employment with the Company, Mr. Smith served as Vice President-Hospitality and Vice President and Associate General Counsel at Goldman Sachs & Co. from December 2007 to October 2014. Prior to Goldman, he spent ten years at Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas, where he held several positions in the legal department, most recently Senior Vice President and General Counsel. Mr. Smith received his J.D. and LL.M. degrees from Duke University School of Law and his undergraduate degree from Brigham Young University in 1993 and 1990, respectively.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information as of April 21, 2023, unless otherwise noted, on the beneficial ownership of the shares of our common stock by:

●	Our directors;

●	Our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and General Counsel (collectively, our “named executive officers” or “NEOs”);

●	The directors and executive officers as a group; and

●	Beneficial owners of more than 5% of the outstanding shares of our common stock.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)

NAME	Restricted Stock		Options Exercisable Within 60 Days	Other Shares Beneficially Owned		Percent of Class(2)

John P. Albright	50,759	(3)	-	482,848		2.4%

George R. Brokaw	-		-	78,554	(5)	*

Christopher J. Drew	-		-	6,759		*

Laura M. Franklin	-		-	41,924	(6)	*

R. Blakeslee Gable	-		-	29,517		*

Steven R. Greathouse	44,134	(3)	-	86,487		*

Christopher W. Haga	-		-	46,673	(7)	*

Matthew M. Partridge	44,134	(4)	-	56,776		*

Daniel E. Smith	29,816	(3)	-	135,770	(8)	*

Directors and executive officers as a group (9 persons)	168,843		-	965,308	(9)	5.0%

5% Stockholders:

BlackRock, Inc.(10)	-		-	1,514,201		6.7%

Dynasty Invest Ltd.(11)	-		-	1,256,318		5.5%

*	Less than 1% individually
(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)	Based on 22,701,429 shares of common stock issued and outstanding as of April 21, 2023.
(3)

Represents the following restricted stock grants to each of the indicated employees of the Company: (i) remaining shares of restricted stock awarded as part of year-end 2020 and 2021 compensation; and (ii) restricted stock awarded as part of year-end 2022 compensation. Each of the indicated employees has the right to direct the voting of these shares of restricted stock.

(4)

Represents the following restricted stock grants: (i) remaining shares of restricted stock awarded to Mr. Partridge as part of year-end 2021 compensation; (ii) remaining shares of restricted stock awarded to Mr. Partridge in connection with the commencement of his employment with the Company on October 1, 2020; and (iii) restricted stock awarded as part of year-end 2022 compensation. Mr. Partridge has the right to direct the voting of these shares of restricted stock.

(5)	Includes 3,858 shares held by the Babette Brokaw Revocable Trust, with respect to which Mr. Brokaw is both a beneficiary and a trustee.
(6)	Includes 6,129 shares over which Ms. Franklin shares voting and investment power with her spouse.
(7)	Includes 10,629 shares held in UGTMA accounts for which Mr. Haga is the custodian.
(8)

Includes (i) 46,696 shares over which Mr. Smith shares voting and investment power with his spouse and (ii) 6,000 shares over which Mr. Smith shares voting and investment power with another family member.

(9)	Includes 73,312 shares regarding which directors and executive officers share voting and investment power with others.

(10)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 1, 2023, BlackRock, Inc. (“Blackrock”) has sole power to vote or direct the vote of 1,490,465 shares of our common stock, and sole power to dispose or direct the disposition of 1,514,201 shares of our common stock. BlackRock does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock. The business address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(11)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2023, Dynasty Invest Ltd. (“Dynasty”), The MT Family Trust and Moris Tabacinic may be deemed to beneficially own an aggregate of 1,256,318 shares of our common stock. According to the Schedule 13G/A, as of December 31, 2022, Dynasty held 1,218,638 shares of our common stock, and The MT Family Trust held 37,680 shares of our common stock. Moris Tabacinic may also be deemed to beneficially own the 1,256,318 shares of our common stock held by Dynasty and The MT Family Trust. Moris Tabacinic is the President of Dynasty and the investment manager of The MT Family Trust. The business address for Dynasty is 1111 Kane Concourse, Suite 210, Bay Harbor Islands, FL 33154.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) is intended to provide an overview and analysis of the material elements of our executive compensation program and policies during the 2022 fiscal year for the following individuals, our NEOs:

●	John P. Albright, age 57, our President & CEO;

●	Steven R. Greathouse, age 45, our Senior Vice President & Chief Investment Officer (“CIO”);

●	Matthew M. Partridge, age 39, our current Senior Vice President, Chief Financial Officer & Treasurer (“CFO”); and

●	Daniel E. Smith, age 57, our Senior Vice President, General Counsel & Corporate Secretary (“General Counsel”).

Following this overview is a series of tables and related narrative containing specific information pertaining to the compensation earned in 2022 by our NEOs. The discussion below is intended to put the information contained in the tables into context with our overall executive compensation program.

Executive Summary

Company Performance. 2022 marked the completion of our second full year of operations after converting to a REIT at the end of 2020, which followed a multi-year process of repositioning the Company in a tax-efficient manner from primarily an owner of undeveloped land in Florida into a high-quality retail-focused diversified REIT. We continued to manage through the unprecedented challenges presented by a global pandemic and an inflationary economy, all while delivering superior stockholder returns, with our total stockholder return outpacing the MSCI US REIT Index, the S&P 500 Index, and our compensation Peer Group average, and ending fiscal year 2022 as the 25th best performing REIT (out of 168).

Our other achievements for fiscal year 2022 included the following:

●	Invested $314.0 million into five retail and mixed-use acquisitions at favorable return rates in primarily high-growth markets.

●	Originated four structured investments totaling $59.2 million at favorable return rates.

●	Strategically recycled capital by disposing of six income properties at attractive cap rates, and monetized additional non-income producing assets.

●

Raised additional capital by completing the Company’s first underwritten follow-on common equity offering, and by issuing additional shares of common stock under the Company’s ATM program; entered into an amendment to the Company’s credit facility providing for, among other things, (i) a new 5.4-year, fixed rate term loan in the amount of $100.0 million, (ii) an expansion of the Company’s revolving credit facility and (iii) an extension of the maturity date of the Company’s revolving credit facility to January 2027.

●	Further strengthened our balance sheet by repurchasing common stock at attractive pricing.

●	Continued to successfully execute the acquisition growth strategy for Alpine.

●	Reported full-year Net Loss, FFO, Core FFO and AFFO per diluted share of ($0.09), $1.62, $1.74 and $1.83, respectively.[1]

●	Grew same-property leased occupancy by 238 basis points, and increased same-property net operating income by 13.0%.[2]

Executive Compensation. The Board of Directors and Compensation Committee continued the implementation of our redesigned executive compensation practices, including the following actions and general principles:

●	We adhered to our stated disciplined approach as follows:

¡	Granted modest annual equity awards (rather than periodic large equity awards intended to cover multiple years).

¡	Benchmarking total compensation against a well-constructed and relevant peer group.

¡

Tailored an appropriate pay mix for our NEOs, placing an emphasis on incentive “at risk” compensation using rigorous pre-set goals that are objective and measurable. The following chart illustrates our CEO’s total compensation for 2022 (with equity award performance reflected at target level). As the chart details, 73% of our CEO’s compensation was “at risk” and/or subject to the achievement of certain performance measures:

[1]

For calculations of FFO per diluted share, Core FFO per diluted share, and AFFO per diluted share, see pages 47-49 of our Annual Report on Form 10-K filed with the SEC on February 23, 2023, which also includes a GAAP reconciliation of these non-GAAP measures.

[2]	For calculations of same-property net operating income, see Appendix B to this proxy statement, which also includes a GAAP reconciliation of this non-GAAP measure.

●

Determined payouts for our NEOs under the Annual Incentive Plan based on Company performance in 2022, and also established the metrics, weighting and goals for fiscal year 2023. We note that as a result of last year’s performance, payout for 2022 under the Annual Incentive Plan was at the “outperform” level for the objective metrics.

●	Set 2023 target compensation for our NEOs, including adjustments to base salary and establishing award opportunities under the Annual Incentive Plan and long-term equity incentives.

●	Engaged Ferguson Partners Consulting (“Ferguson Partners”), one of the leading compensation consulting firms in the REIT industry, to serve as the Company’s independent compensation consultant.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executive officers by aligning their interests with those of our stockholders. This program is structured to motivate executive officers to achieve performance goals established by the Board and to create long-term allegiance to the Company’s stockholders.

The executive compensation program rewards executive officers for achievement of annual and long-term goals, based on their individual performance and their contribution to the overall performance of the Company. It is intended to balance annual performance incentives through salary and annual cash incentives with rewards for long-term performance through an equity incentive plan using primarily time-based restricted stock and performance shares that vest over three years.

Compensation Risks

The Compensation Committee has reviewed the elements of compensation to determine whether they encourage excessive risk taking, and concluded that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. We believe that the mix and design of the elements of compensation do not encourage employees to assume excessive risks. Our incentive compensation programs are largely tied to objectively determinable financial and operating results. As a part of its oversight of our compensation policies and practices, the Compensation Committee monitors the actions of management to ensure that our incentive compensation programs are not creating an environment of excessive risk taking which could be detrimental to stockholders.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has primary responsibility for determining our compensation philosophy, approving the compensation of our NEOs other than the CEO, and recommending to the Board the approval of compensation for the CEO. While the Compensation Committee reviews the total compensation paid to each of the NEOs, it considers each element of our executive compensation program to be separate and distinct. We have not adopted any formal or informal policy for allocating executive compensation between annual and long-term or between cash and non-cash. The Compensation Committee has historically made these allocation decisions each year based on the performance goals and objectives achieved for that year.

The full Board (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of our CEO. Mr. Albright also provides an annual evaluation to the Compensation Committee regarding the performance of our other NEOs and a recommendation on compensation for them and for all other officers and managers. In addition, certain members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Mr. Albright attends meetings (or portions thereof) at the Compensation Committee’s request, and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, Mr. Albright plays no role in setting his own compensation. Also, at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments, and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management, generally at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee may from time to time, in its sole discretion, retain or seek advice from compensation consultants, independent counsel, and other advisors, and is directly responsible for determining the compensation of, and overseeing, such advisors. As noted above, the Compensation Committee has engaged independent consultants in the past to review our compensation practices and plans, and most recently engaged Ferguson Partners to assist in this review. The Compensation Committee determined that the engagement of Ferguson Partners does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following:

●	Ferguson Partners does not provide any other services to the Company;

●	Ferguson Partners received no fees from the Company in 2020 through 2022 other than in connection with the engagement by the Compensation Committee;

●	Ferguson Partners maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

●	none of the Ferguson Partners team assigned to the Company had any business or personal relationship with members of the Compensation Committee outside of the engagement;

●	none of the Ferguson Partners team assigned to the Company had any business or personal relationship with any of our NEOs outside of the engagement; and

●	none of the Ferguson Partners team assigned to the Company owned any of our common stock.

The scope of Ferguson Partners’ engagement for 2022 was to advise the Compensation Committee on matters related to the compensation of our executive officers, including the implementation of our enhanced compensation practices, and compensation of our independent directors. In 2022, Ferguson Partners supported the Compensation Committee by (i) attending Compensation Committee meetings, (ii) providing advice on the continuing implementation of our enhanced compensation practices, (iii) preparing and presenting analyses on compensation levels, including competitive assessments of the Company’s practices and policies, and (iv) assisting the Company in preparing compensation-related materials and disclosure as requested by the Company.

Advisory Vote to Approve Executive Compensation

At our annual meeting of stockholders, we conduct an advisory vote to approve executive compensation. While these votes are not binding on the Company, the Board, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis to express their views regarding executive compensation.

Recent Say-on-Pay Votes

2019	2020	2021	2022

At the 2022 Annual Meeting, 96.6% of the votes cast on the advisory vote to approve the executive compensation proposal were in favor of our NEOs’ compensation as disclosed in our proxy statement, and as a result the proposal was approved. This outcome was consistent with our recent history of overwhelming stockholder support for the Company’s executive compensation program. In evaluating our compensation program in 2022, we were mindful of our stockholders’ consistent support over the years of the Company’s executive compensation programs.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed at the Company’s 2017 annual meeting of stockholders. In addition, as described in Proposal 4, our stockholders will have an opportunity at the Annual Meeting to participate in an advisory vote on the frequency of future advisory votes to approve our executive compensation.

Competitive Considerations (Peer Group)

Starting in 2017, in connection with the redesign of our executive compensation practices, and based on advice from our compensation consultant at that time, we implemented the practice of formally benchmarking executive compensation. The benchmarking data assists the Compensation Committee in comparing overall compensation practices against a broad mix of companies to ensure that our compensation practices are reasonable in light of both industry trends and the size of the Company. The Compensation Committee views the compensation practices of our peer companies as a useful reference point when structuring each component of compensation and total remuneration overall. While references are made to the median of our peer group, the Compensation Committee does not target the median, average or any specific percentile of the peer group.

With the assistance of our compensation consultant, as a result of our transformation over the last several years from primarily a Florida land company to a diversified REIT, in 2022 the Compensation Committee established a peer group of the 12 companies listed below, all of which are REITs, with a median market capitalization as of April 21, 2023, of $783 million.

2022 PEER GROUP

● Armada Hoffler Properties, Inc. ● Cedar Realty Trust, Inc. ● Chatham Lodging Trust ● City Office REIT, Inc. ● Community Healthcare Trust Inc. ● Four Corners Property Trust, Inc.	● Getty Realty Corp. ● NETSTREIT Corp. ● One Liberty Properties Inc. ● Plymouth Industrial REIT, Inc. ● Urstadt Biddle Properties Inc. ● Whitestone REIT

Executive Compensation Elements

Base Salary. The Compensation Committee believes that base salaries provide our NEOs with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. The base salaries of the NEOs were set at the time of their employment, and thereafter have been set annually in February after a review of the following:

●	their performance during the previous year of the normal responsibilities associated with the NEO’s job description;

●

any additional responsibilities assumed during the previous year, or any special or non-recurring projects undertaken during the year, and the NEO’s performance with respect to such additional responsibilities or projects; and

●

compensation information provided by Ferguson Partners pertaining to our peer group of companies to benchmark each executive’s compensation, including base salary, total cash compensation, total equity compensation, “at risk” compensation, and overall pay mix.

The Compensation Committee analyzed the total mix of available information on primarily a qualitative basis in determining base salary. For information regarding each NEO’s performance in 2022, please see below under the heading “Annual Incentive Plan.”

Based on the information and advice provided by Ferguson Partners, in an effort to achieve a desirable combination of certainty as well as “at risk” incentive and performance-based compensation, and to achieve target total compensation for our NEOs competitive with our peer group for each NEO position, our NEOs’ base salaries were adjusted for fiscal years 2022 and 2023 as reflected in the table below. These adjustments included mid-year salary increases for our CIO, CFO and General Counsel, which were made in response to changing market conditions and in order to incentivize and retain them.

NEO Salaries

Name	2021 (Jan 1 - Dec 31)	% increase	2022 (Jan 1 - Jun 30)	% increase	2022 (July 1 - Dec 31)	% increase	2023 (Jan 1 - Dec 31)

John P. Albright	565,000	5.0%	593,250	0.0%	593,250	8.0%	640,710

Steven R. Greathouse	350,000	5.0%	367,500	8.8%	400,000	0.0%	400,000

Matthew M. Partridge	350,000	5.0%	367,500	8.8%	400,000	0.0%	400,000

Daniel E. Smith	247,500	5.0%	259,875	8.8%	282,857	6.1%	300,000

Annual Incentive Plan. The purpose of the Annual Incentive Plan is to create a mutuality of interest between management and the Company’s stockholders through an annual cash incentive structure designed to incentivize and reward specific actions and outcomes that will contribute to and accelerate execution of the Company’s long-term strategic business plan, thereby increasing long-term stockholder value. During the beginning of each fiscal year, the Compensation Committee, with the assistance of its compensation consultant, establishes target cash incentive amounts for each plan participant (usually a percentage of base salary), as well as objective performance metrics that will be used to evaluate the NEOs’ performance during the coming year, including the relative weighting among the various metrics. In addition, the Compensation Committee will establish, for each metric, a “threshold,” “target,” and “outperform/maximum” level of achievement (the “Goals”). The “threshold” Goal means the minimum level of achievement pertaining to the metric required for an award to be earned under the Annual Incentive Plan; the “target” Goal means the level of achievement pertaining to the metric required for the target award to be earned; and the “outperform/maximum” Goal means the level of achievement pertaining to the metric required for the maximum award. Linear interpolation is used to determine amounts earned and paid based on achievement levels between the “threshold” and “target” Goals and between the “target” and “outperform/maximum” Goals. In addition, the Compensation Committee may exercise its discretion to allocate superior performance with respect to one or more metrics to the unachieved potential pertaining to another metric, so long as the total amount earned does not exceed the participant’s overall award potential. For 2022, the Compensation Committee selected four objective metrics, and established objective, measurable Goals utilizing such metrics for 85% of the target annual incentive amount for the year.

The performance metrics under the Annual Incentive Plan for 2022 are described below:

●

AFFO Per Share: By the end of 2020, the Company had largely completed its primary strategic objective of monetizing its land portfolio and redeploying the proceeds into income properties, which culminated in the Company’s conversion to a diversified REIT focusing on multi-tenant retail properties. The Compensation Committee, with the assistance of Ferguson Partners, determined that “adjusted funds from operations,” or “AFFO” would be the most appropriate metric to gauge management’s effective operation of the Company’s business as a REIT. As a result, for 2022, the Annual Incentive Plan allocation to the Company’s AFFO per diluted share was 50%.

●

Alpine Growth: After the completion of Alpine’s IPO in November 2019, one of the Company’s top priorities was to increase the value of its investment in Alpine through prudently growing Alpine’s portfolio of net-lease income properties, and strategically raising additional equity capital in addition to utilizing Alpine’s available cash on hand and its untapped revolving credit facility. As a result, for 2022, the Annual Incentive Plan allocation to the growth of Alpine was 20%.

●

Same-Store Leased Occupancy Change: As the Company completes its transition to a diversified, retail-focused REIT, the efficient operation of our existing properties continues to increase in importance. The Compensation Committee determined that “same-store leased occupancy change” should be added as a metric to evaluate the management team’s efforts in maintaining and increasing occupancy at the Company’s property portfolio. As a result, for 2022, the Annual Incentive Plan allocation to same-store leased occupancy change was 10%.

●

Net Debt + Preferred / Pro Forma EBITDA: The prudent management of the Company’s balance sheet and maintaining industry-appropriate leverage is critical to the Company’s overall success. A common measure of a REIT’s leverage is (a) the total of (i) all debt outstanding less restricted and unrestricted cash plus (ii) the value of preferred stock issued and outstanding, divided by (b) pro forma EBITDA. The Compensation Committee determined that this metric would be an appropriate measure of the Company’s leverage and should be added as a metric to evaluate the Company’s balance sheet management. As a result, for 2022, the Annual Incentive Plan allocation to this metric was 5%.

The following table sets forth the weighting and Goals established during the first 90 days of 2022 under the Annual Incentive Plan for the above metrics, along with the actual 2022 results achieved by management and the outcome under each of the metrics, as determined by the Compensation Committee.

	2022 GOALS			2022 RESULTS	2022 ACHIEVEMENT (%)
METRIC (weighting)	THRESHOLD	TARGET	MAXIMUM

AFFO Per Diluted Share (50%)[1]	$1.67	$1.75	$1.83	$1.83	150%

Alpine Growth (20%)	22%	30%	38%	15%	0%

Same-Store Leased Occupancy Change (10%)	0 bps	125 bps	250 bps	238 bps	145%

Net Debt + Preferred / Pro Forma EBITDA (5%)[2]	10.50x	9.75x	9.25x	7.98x	277%

Strategic Objectives/ Qualitative (15%) —Acquisitions —Dispositions —Non-core asset monetization —Capital raising	Based on individual and collective performance as determined by the Compensation Committee				Varies

[1]

For calculations of FFO per diluted share, Core FFO per diluted share, and AFFO per diluted share, see pages 47-49 of our Annual Report on Form 10-K filed with the SEC on February 23, 2023, which also includes a GAAP reconciliation of these non-GAAP measures.

[2]	For calculations of net debt + preferred / pro forma EBITDA, see Appendix B to this proxy statement, which also includes a GAAP reconciliation of this non-GAAP measure.

Regarding the qualitative portion of the Annual Incentive Plan for 2022, the Compensation Committee’s determinations regarding eligibility for such portion for each of our NEOs is set forth below.

During 2022, under the leadership of Mr. Albright, the Company accomplished the following:

Total Stockholder Return. The Company delivered total stockholder return (“TSR”) of (4%) during 2022, through a combination of share price preservation and our $0.38 per share quarterly dividend, which we established at the end of 2022. Our TSR outpaced the MSCI US REIT Index, the S&P 500 Index, and the Company’s Peer Group average. Our three- and five-year total annualized returns also outperformed the market (see charts on page 26 above). Our $0.38 per share quarterly dividend represented an annualized yield of 8.3% based on the closing price of our common stock on December 30, 2022. The Company declared and paid total dividends in 2022 of $1.49 per diluted share, representing a 12.0% year-over-year increase.

Portfolio Growth and Repositioning. We acquired five retail and mixed-use properties at a weighted-average going-in cash cap rate of 7.5% for total acquisition volume of $314.0 million. The newly acquired properties are in well-located submarkets of the high-growth cities of Atlanta, Georgia; Houston, Texas; and Richmond, Virginia, and include anchor tenants new to our portfolio such as Publix, Whole Foods, REI, and Academy Sports. In addition, we strategically recycled capital by disposing of six of our income properties for $81.1 million in proceeds at a weighted average exit cap rate of 6.2% for aggregate gains of $4.7 million, and by monetizing non-core and non-income producing assets including our interest in the Tiger Bay mitigation bank and approximately 15,000 acres of subsurface rights. Finally, we originated four structured investments totaling $59.2 million at a weighted average initial yield of 8.2%.

Balance Sheet Enhancement. We issued 3,450,000 shares of common stock raising net proceeds of $62.4 million in the Company’s first underwritten common equity offering since our initial public offering in 1969. We also issued 1,566,026 shares of common stock raising net proceeds of $32.9 million through the Company’s “at-the-market” equity issuance program. We also entered into an amendment to our credit facility providing for, among other things, a new 5.4-year, fixed rate term loan in the amount of $100.0 million, an expansion our revolving credit facility from $210 million to $300 million and extension of its maturity date to January 2027.

Alpine Growth. We continued to successfully execute the acquisition growth strategy for Alpine, an externally advised, net-lease REIT managed by the Company that was formed in November 2019. During 2022, Alpine acquired 51 net lease retail properties for total acquisition volume of $187.4 million, reflecting a weighted-average going-in cash cap rate of 7.1%. Alpine also issued an additional 1,479,241 shares under its ATM program, and completed the defeasance of its $30.0 million secured mortgage, unencumbering the CMBS Properties. Subsequent to the defeasance, Alpine sold four of the six CMBS Properties.

Operations. We reported a net loss of ($0.09) per diluted share, and FFO, Core FFO and AFFO per diluted share of $1.62, $1.74 and $1.83,1 respectively. We also signed 216,931 square feet of leases, extensions and renewals at an average per square foot rent of $31.36, and grew 2022 same-property net operating income2 by 13.0%. Finally, we completed the design and permitting process for our new permanent headquarters location at 369 N. New York Avenue in Winter Park, Florida, which allowed us to complete construction and begin occupying the new headquarters space in March of 2023.

NEO Performance

The Board reviewed Mr. Albright’s performance for 2022 and, upon the recommendation of the Compensation Committee, determined that for 2022, Mr. Albright was eligible for payout of 150% of his target award under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Greathouse’s performance for 2022 with input from the Board. His most significant accomplishments and contributions to the Company’s success included (i) his key role in leading the Company’s asset acquisition and disposition efforts, as both the Company’s and Alpine’s portfolios grew substantially during the year and (ii) his continued success in leading the Company’s asset management team to strong leasing, occupancy, and rent collections. In February 2023, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that, for 2022, Mr. Greathouse was eligible for payout of 150% of his target award under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Partridge’s performance for 2022 with input from the Board. His most significant accomplishments and contributions to the Company’s success included his efforts to proactively manage the Company’s and Alpine’s balance sheet and liquidity, which included numerous key transactions for both the Company and Alpine in the debt and equity markets, in particular the numerous capital raising transactions; his continued consistent dialogue with investors and equity analysts, resulting in additional equity research coverage for both the Company and Alpine; and enhancements to the Company’s financial reporting framework and internal controls. In February 2023, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that, for 2022, Mr. Partridge was eligible for payout of 150% of his target award under the Annual Incentive Plan.

[1]

For calculations of FFO per diluted share, Core FFO per diluted share, and AFFO per diluted share, see pages 47-49 of our Annual Report on Form 10-K filed with the SEC on February 23, 2023, which also includes a GAAP reconciliation of these non-GAAP measures.

[2]	For calculations of same-property net operating income, see Appendix B to this proxy statement, which also includes a GAAP reconciliation of this non-GAAP measure.

Mr. Albright reviewed Mr. Smith’s performance for 2022 with input from the Board. His most significant accomplishments and contributions to the Company’s success included oversight of negotiation and successful execution of numerous key transactions in collaboration with the executive team in direct support of the Company’s strategic objectives; his continued execution and development of the Company’s and Alpine’s public disclosures and corporate governance; and successful management of numerous initiatives in connection with the Company’s enlarged employee base. In February 2023, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that, for 2022, Mr. Smith was eligible for payout of 150% of his target award under the Annual Incentive Plan.

The table below sets forth the actual awards earned by each of the NEOs under the Annual Incentive Plan based on their achievements during 2022:

Officer	2022 Target Award (% of Base Salary)	2022 Target Award	2022 Actual Award (% of Base Salary)	2022 Actual Award (% of Target Award)	2022 Actual Award

John P. Albright	75%	$444,938	112.5%	150%	$667,406

Matthew M. Partridge	75%	$300,000	112.5%	150%	$450,000

Steven R. Greathouse	75%	$300,000	112.5%	150%	$450,000

Daniel E. Smith	75%	$212,143	112.5%	150%	$318,214

Equity Compensation. The 2010 Plan was originally adopted by the Board and approved by the stockholders in 2010, and was most recently amended by the Board and the Company’s stockholders in 2020, and by the Board in February 2023. In addition, the Board has approved the Fifth Amended and Restated 2010 Equity Incentive Plan, with stockholder approval being sought in connection with the Annual Meeting. Awards under the 2010 Plan are approved by the Compensation Committee. The 2010 Plan provides the Compensation Committee with flexibility to design compensatory awards that are responsive to the Company’s needs and to determine the terms of each award. The Board and the Compensation Committee intend for the 2010 Plan to be the primary vehicle for providing long-term compensation to and retention of its NEOs and other key managers in the near term.

The long-term incentive component of our executive compensation program typically employs a combination of two types of equity awards—Performance Shares and Time-Based Restricted Stock—which are normally awarded to our NEOs near the beginning of each year, in approximately the percentages set forth below.

In addition, the Compensation Committee will, in its discretion, occasionally grant off-cycle incentive equity awards, including to new employees to ensure their alignment with the Company’s stockholders, and to existing employees for retention purposes. In July of 2022, the Compensation Committee granted the July 2022 Retention Awards (defined below) to each of our NEOs other than the CEO, as described in detail below, the value of which is not included in the percentages reflected in the chart on page 35.

Performance Shares. Performance Share award recipients are eligible to vest in and receive shares of the Company’s common stock based on the Company’s TSR during a three-year performance period relative to an established comparison group of companies (“Relative TSR”). Each award of Performance Shares stipulates an initial target number of shares, and the recipient is eligible to receive, at the end of the performance period, a percentage of the target number of shares based on the achievement of threshold, target, and outperform/maximum Relative TSR percentile goals. The threshold, target, and outperform/maximum Relative TSR percentile goals for the 2022 awards are set forth in the table below.

2022 PERFORMANCE SHARE

RELATIVE TSR PERCENTILE GOALS AND PAYOUT PERCENTAGES

	Relative TSR Percentile	Payout Percentage
Threshold	34th	50%
Target	51st	100%
Maximum	67th	150%

Performance Period: January 1, 2022 to December 31, 2024

Comparison Group: Component companies of the MSCI US REIT Index (the “Index”) as of January 1, 2022

TSR Governor: Payout percentage cannot exceed 100% if absolute TSR does not exceed 3% per annum

If the Company’s Relative TSR percentile falls below the 34th percentile, then none of the 2022 Performance Shares will vest. If the Relative TSR percentile falls between the threshold and target goals, or between the target and outperform/maximum goals, linear interpolation will be used to determine the vesting percentage.

In addition, if the Company declares and pays dividends on its outstanding common stock during the performance period, the Performance Share award recipients will be entitled to have dividend equivalents accrued with respect to the Performance Shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying Performance Shares to which they relate and, to the extent they become vested, will be paid to the Performance Share award recipients in cash no later than 60 days after the conclusion of the performance period. In the event of a nonqualifying termination of a Performance Share award recipient prior to the end of the performance period, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.

The table below shows the Company’s Relative TSR percentile and payout percentage of target for Performance Shares since the inception of the current compensation program in early 2017.

Time-Based Restricted Stock. Time-Based Restricted Stock awards consist of a fixed number of shares of the Company’s common stock, which shares vest ratably over approximately three years, provided that the holder is continuously employed with the Company through each anniversary date. In addition, each restricted stock award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the vesting of the shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying shares of restricted stock to which they relate. In the event of a nonqualifying termination of a participant prior to the vesting date, all of the rights to unvested restricted stock will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.

July 2022 Restricted Stock Retention Awards. In response to changing market conditions, and after consultation with Mr. Albright and with Ferguson Partners, the Compensation Committee approved, as of July 1, 2022, adjustments to the compensation arrangements for our CFO, CIO, and General Counsel in order to incentivize and retain them. The adjustments included (i) a one-time award of restricted shares (each a “July 2022 Retention Award” and collectively the “July 2022 Retention Awards”) and (ii) increases to base salary (as described above in the “Base Salary” section of the CD&A) and bonus targets, as set forth in detail in the Form 8-K filed with the SEC on July 1, 2022. Mr. Albright did not receive a July 2022 Retention Award, and his compensation arrangement was not altered at that time.

The July 2022 Retention Awards consisted of a fixed number of shares of the Company’s common stock, which shares do not vest until the third anniversary of the award date, provided the holder is continuously employed by the Company through the vesting date. In addition, similar to the Time-Based Restricted

Stock awards described above, the July 2022 Retention Awards entitle their holders, upon vesting, to a cash payment equal to the aggregate dividends that would have been paid on the total number of shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the vesting of the shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying shares of restricted stock to which they relate. In the event of a nonqualifying termination of a participant prior to the vesting date, all of the rights to unvested restricted stock will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.

The table below details the equity-based awards granted to each of our NEOs in fiscal year 2022. All share numbers reflect the Company’s 3-for-1 stock split that occurred effective as of June 30, 2022.

	Performance Shares		Time-Based Restricted Stock		July 2022 Retention Awards

	#[1]	Value[2]	#[3]	Value[4]	#[5]	Value[6]
John P. Albright	49,802	1,033,724	22,827	451,975	—	—
Steven R. Greathouse	17,078	354,482	9,549	189,070	21,000	433,650
Matthew M. Partridge	17,078	354,482	9,549	189,070	21,000	433,650
Daniel E. Smith	12,078	250,699	6,753	133,709	9,000	185,850

(1)	Represents the number of shares of Company common stock that may be earned if maximum performance under the Performance Share award is achieved.
(2)

Represents the per share grant date fair value of the Performance Shares granted on February 16, 2022, calculated in accordance with FASB ASC Topic 718, times the number of shares that may be earned if maximum performance under the Performance Share award is achieved.

(3)

The shares of Time-Based Restricted Stock will vest ratably in three annual installments beginning on January 28, 2023, provided that the NEO is an employee of the Company on the applicable vesting dates.

(4)	Represents the grant date fair value of shares of Time-Based Restricted Stock granted on February 16, 2022, calculated in accordance with FASB ASC Topic 718.
(5)	The shares constituting the July 2022 Retention Award will vest upon the occurrence of the third anniversary of the grant date, provided that the NEO is an employee of the Company on such date.
(6)	Represents the grant date fair value of shares constituting the July 2022 Retention Award granted on July 1, 2022, calculated in accordance with FASB ASC Topic 718.

401(k) Plan. Employees (including the NEOs) may participate in our 401(k) Plan, a tax-qualified retirement plan maintained to provide the opportunity to provide for retirement savings through tax-advantaged employee contributions. The 401(k) Plan permits eligible employees to contribute compensation up to the maximum limit set annually by the Internal Revenue Service, subject to certain limitations imposed by the Internal Revenue Code (the “Tax Code”). The employees’ elective contributions are immediately vested and non-forfeitable in the 401(k) Plan. Eligibility for the 401(k) Plan requires two calendar months of service in which the employee is credited with 160 hours of service in each month. The Company has adopted a “safe harbor” matching program, in which the Company matches (i) 100% of the employee’s contribution up to 3% of the employee’s compensation and (ii) 50% of the employee’s contribution up to the employee’s next 2% of compensation, for a total potential match of 4% of the employee’s compensation, subject to certain limitations imposed by the Tax Code.

Employment Agreements. On June 30, 2011, we entered into an employment agreement with Mr. Albright to serve as our President and CEO, effective August 1, 2011, which agreement was amended and restated on May 20, 2015, and again on July 29, 2020. On October 22, 2014, we entered into an employment agreement with Mr. Smith to serve as our Senior Vice President, General Counsel and Corporate Secretary. On February 26, 2016, we entered into an employment agreement with Mr. Greathouse to serve as our Senior Vice President-Investments. On October 1, 2020, we entered into an employment agreement with Mr. Partridge to serve as our Senior Vice President, Chief Financial Officer and Treasurer. We do not have any such agreements with any other officers or employees.

Severance Benefits. Each of our NEOs may become entitled to receive certain payments or benefits upon a qualifying termination of employment (either prior to, or following, a Change in Control) pursuant to their employment agreements. These payments and benefits are described in detail in the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 46 of this proxy statement. None of our other employees has a severance agreement or an employment agreement providing severance benefits; however, all full-time employees of the Company including our NEOs may qualify to participate under the Company’s broad-based severance policy.

2023 Incentive Awards

In addition to the above-referenced increases in our NEOs’ 2022 and 2023 base salaries, in February 2023 the Board approved 2023 award opportunities for our NEOs under the Annual Incentive Plan. The terms of the Annual Incentive Plan opportunities for 2023 are similar to the award terms from 2022, with the CEO’s threshold, target, and maximum payout opportunities at 47.5%, 95%, and 190%, respectively, of base salary, and the other NEOs’ threshold, target, and maximum payout opportunities at 37.5%, 75%, and 150%, respectively, of base salary.

Equity awards granted to the NEOs in February 2023 were consistent with the awards granted in February 2022—i.e., the restricted stock awards each include three-year vesting schedules and the performance-based awards utilize the same thresholds and payout percentages as the 2022 awards, with the comparison group comprised of the component companies of the Index as of January 1, 2023, and the same TSR Governor of 3%.

2023 Peer Group

As part of our ongoing compensation practices, the Compensation Committee periodically undertakes, with the assistance of its compensation consultant, a thorough review of the current peer group to determine whether any modifications are appropriate. In late 2022, the Compensation Committee once again undertook this process, with the assistance of Ferguson Partners. The Compensation Committee paid special attention to the Company’s current asset base, market capitalization, and total enterprise value, as well as other factors. As a result of the review, Cedar Realty Trust, Inc., was removed from the peer group, and RPT Realty was added.

Peer Group for 2023:

● Armada Hoffler Properties, Inc. ● Chatham Lodging Trust ● City Office REIT, Inc. ● Community Healthcare Trust Inc. ● Four Corners Property Trust, Inc. ● Getty Realty Corp.	● NETSTREIT Corp. ● One Liberty Properties Inc. ● Plymouth Industrial REIT Inc. ● RPT Realty ● Urstadt Biddle Properties Inc. ● Whitestone REIT

As noted previously, with respect to the performance-based equity incentive awards granted in 2023, the Index will be utilized to measure Relative TSR. The above peer group will be utilized primarily for compensation benchmarking purposes.

The salary levels and other compensation elements of our peer group are among the factors taken into consideration by the Compensation Committee when evaluating the compensation of our NEOs (without benchmarking to a specific target).

Other Matters

Health and Welfare Benefits. We provide to each NEO and all full-time employees medical, dental, and vision coverage as well as long-term and short-term disability and life insurance. The Company also pays a portion of the cost to cover employees’ dependents under the medical, dental, and vision plans.

Perquisites. The Company does not provide its NEOs with any perquisites or personal benefits.

Stock Ownership. In January 2019, we adopted new and enhanced stock ownership guidelines for our directors and executive officers. These guidelines require the following minimum ownership levels of the Company’s common stock:

(i) Directors: the greater of (A) sufficient shares such that their value equals or exceeds five times the director’s annual retainer fee and (B) 6,000 shares.

(ii) CEO: sufficient shares such that their value equals or exceeds six times his or her annual base salary.

(iii) Other executive officers: sufficient shares such that their value equals or exceeds two times his or her annual base salary.

Compliance with these ownership guidelines is measured on the first trading day of each calendar year (the “Compliance Date”), commencing on the fifth Compliance Date after the date such person is first elected or appointed to such position.

In addition, with respect to shares of the Company’s common stock acquired through the vesting of equity incentive awards such as restricted stock, performance shares or the exercise of a stock option (“incentive plan shares”), the recipient of such award must retain at least 50% of the incentive plan shares (net of any incentive plan shares tendered to the Company or sold to pay corresponding income tax withholding, other payroll taxes and, where applicable, the stock option exercise price).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our 2022 Annual Report. Submitted by the Compensation Committee: Christopher W. Haga, Chairman, George R. Brokaw, and Christopher J. Drew.

Absence of Interlocks. None of the members of the Compensation Committee is or has been an executive officer of the Company and no director who served on the Compensation Committee during 2022 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2022.

2022 Summary Compensation Table

The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2020, 2021, and 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non- Equity Incentive Plan Compensation ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)

John P. Albright	2022	593,250	—	667,406	1,141,117	21,938(4)	2,423,711
President & CEO	2021	565,000	—	635,625	1,135,825	21,338(4)	2,357,788
	2020	565,000	—	349,170	929,602	21,138(4)	1,864,910

Matthew M. Partridge(1)	2022	383,750	—	450,000	859,035	12,686(5)	1,705,471
Senior Vice President,	2021	350,000	—	262,500	423,588	12,086(5)	1,048,174
Chief Financial Officer & Treasurer	2020	87,500	50,000	110,000	507,418	17,883(6)	772,801

Steven R. Greathouse	2022	383,750	—	450,000	859,035	12,740(7)	1,705,525
Senior Vice President &	2021	350,000	—	262,500	423,588	12,140(7)	1,048,228
Chief Investment Officer	2020	300,000	—	123,600	294,750	11,940(7)	730,290

Daniel E. Smith	2022	271,366	—	318,214	486,692	14,522(8)	1,090,794
Senior Vice President,	2021	247,500	—	185,625	299,541	13,896(8)	746,562
General Counsel &	2020	247,500	—	101,970	243,136	13,510(8)	606,116
Corporate Secretary

(1)

Mr. Partridge became a Named Executive Officer upon his appointment to the position of Senior Vice President, Chief Financial Officer and Treasurer in 2020. He received a signing bonus of $50,000 upon joining the Company.

(2)

Represents the aggregate grant date fair value for performance share and time-vesting restricted stock awards granted pursuant to the 2010 Plan, computed in accordance with FASB ASC Topic 718, calculated as follows with respect to time-vesting restricted stock awards: (i) for awards granted in 2020, by multiplying the number of shares issued by the Company’s stock price at the grant date, less the present value of expected dividends during the vesting period; and (ii) for awards granted in 2021 and 2022, by multiplying the number of shares issued by the Company’s stock price at the grant date, which was $15.36 (February 10, 2021) and $19.80 (February 17, 2022), both adjusted to reflect the June 30, 2022 3-for-1 stock split.

(3)

With respect to performance share awards, amounts included consist of the aggregate grant date fair value of the awards, based on the probable outcome of conditions required to be met for vesting, computed in accordance with FASB ASC Topic 718. If the maximum amount, rather than the probable amount, were reported in the table with respect to the performance share awards, the values associated with the performance share awards would be as follows for each NEO: Mr. Albright: $1,033,724; Mr. Partridge: $354,482; Mr. Greathouse: $354,482; and Mr. Smith: $250,699 (versus the respective $689,142, $236,315, $236,315 and $167,133 actually included for each individual). The amounts do not reflect whether Messrs. Albright, Partridge, Greathouse, or Smith have actually realized or will realize a financial benefit from the award, as the award is at-risk until the performance conditions are satisfied. For information on the valuation assumptions used in these computations, refer to Note 20 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2022 Annual Report.

(4)

Amounts reflect group term life insurance and long-term disability insurance premiums paid on behalf of Mr. Albright by the Company, and 401(k) plan employer matching contributions, during fiscal year 2022: $2,322 (life insurance), $7,416 (disability insurance), and $12,200 (401(k) match).

(5)

Amount reflects group term life insurance premium paid on behalf of Mr. Partridge by the Company, and 401(k) plan employer matching contributions, during fiscal year 2022: $486 (life insurance) and $12,200 (401(k) match).

(6)

Amount reflects reimbursement for moving expenses and Mr. Partridge’s portion of premiums paid for post-employment COBRA continuation coverage following the termination of employment from his previous employer and prior to his eligibility for coverage under the Company’s health insurance plan.

(7)

Amounts reflect group term life insurance premium paid on behalf of Mr. Greathouse by the Company, and 401(k) plan employer matching contributions, during fiscal year 2022: $540 (life insurance) and $12,200 (401(k) match).

(8)

Amounts reflect group term life insurance premium paid on behalf of Mr. Smith by the Company, and 401(k) plan employer matching contributions, during fiscal year 2022: $2,322 (life insurance) and $12,200 (401(k) match).

Grants of Plan-Based Awards during the Year Ended December 31, 2022

The following table summarizes the grants of plan-based awards to our NEOs for the fiscal year ended December 31, 2022. All share numbers reflect the Company’s 3-for-1 stock split that occurred effective as of June 30, 2022.

Name	Committee Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John P. Albright	2/16/22	2/17/22	222,469	444,938	667,406	—	—	—	—	—

	2/16/22	2/17/22	—	—	—	—	—	—	22,827	451,975

	2/16/22	2/17/22	—	—	—	16,601	33,201	49,802	—	689,142

Matthew M. Partridge	6/28/22	7/1/22(5)	150,000	300,000	450,000	—	—	—	—	—

	2/16/22	2/17/22	—	—	—	—	—	—	9,549	189,070

	2/16/22	2/17/22	—	—	—	5,693	11,385	17,078	—	236,315

	6/28/22	7/1/22	—	—	—	—	—	—	21,000	433,650

Steven R. Greathouse	6/28/22	7/1/22(5)	150,000	300,000	450,000	—	—	—	—	—

	2/16/22	2/17/22	—	—	—	—	—	—	9,549	189,070

	2/16/22	2/17/22	—	—	—	5,693	11,385	17,078	—	236,315

	6/28/22	7/1/22	—	—	—	—	—	—	21,000	433,650

Daniel E. Smith	6/28/22	7/1/22(5)	106,071	212,143	318,214	—	—	—	—	—

	2/16/22	2/17/22	—	—	—	—	—	—	6,753	133,709

	2/16/22	2/17/22	—	—	—	4,026	8,052	12,078	—	167,133

	6/28/22	7/1/22	—	—	—	—	—	—	9,000	185,850

(1)	The amounts in these columns reflect the target, threshold, and maximum payouts of cash awards made pursuant to the Annual Incentive Plan.
(2)	The amounts in these columns reflect the target, threshold, and maximum payouts of the performance share grants to Messrs. Albright, Partridge, Greathouse, and Smith made pursuant to the 2010 Plan.
(3)

The amounts in this column reflect restricted share grants to Messrs. Albright, Partridge, Greathouse, and Smith, including the July 2022 Retention Awards, made pursuant to the 2010 Plan. The stock price on the Grant Date of the February 17, 2022 award was $19.80 (as adjusted for the June 30, 2022 3-for-1 stock split). The July 2022 Retention Awards were a one-time retention award and were made pursuant to the 2010 Plan. The stock price on the Grant Date of the July 2022 Retention Awards was $20.65.

(4)

The values in the “Grant Date Fair Value” column reflect the grant date fair value of the performance share grants and restricted share grants to our NEOs during fiscal year 2022, and determined in accordance with FASB ASC 718. Regarding assumptions underlying the valuation of these equity awards, please see Note 20 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2022 Annual Report.

(5)

For Messrs. Greathouse, Partridge, and Smith, their base salary and target opportunity for 2022 under the Annual Incentive Plan were originally set on February 16, 2022, then adjusted effective as of July 1, 2022, as described above in our CD&A.

Outstanding Equity Awards at Fiscal Year End for 2022

The following table sets forth information with respect to outstanding equity-based awards held by our NEOs as of December 31, 2022.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

John P. Albright	50,793	928,496	113,583	2,076,297

Matthew M. Partridge	46,296	846,291	37,632	687,913

Steven R. Greathouse	41,709	762,441	36,945	675,355

Daniel E. Smith	23,997	438,665	27,408	501,018

(1)

This column includes all outstanding time-based restricted stock awards held by our NEOs as of December 31, 2022, including the following: (i) awards to Messrs. Albright, Greathouse, and Smith in 2020 for their 2019 performance; (ii) award to Mr. Partridge in connection with the commencement of his employment on October 1, 2020; (iii) awards to Messrs. Albright, Partridge, Greathouse, and Smith in 2021 for their 2020 performance and in 2022 for their 2021 performance; and (iv) the July 2022 Retention Awards granted to Messrs. Partridge, Greathouse, and Smith. Each award of time-based restricted stock vests over a three-year period, other than the July 2022 Retention Awards, which vest as set forth in footnote (4) below on the third anniversary of the July 1, 2022 award date, provided the recipient remains an employee of the Company through the applicable vesting date. See the section below titled “Potential Payments Upon Termination or Change in Control” for a description of potential acceleration and forfeiture provisions of such awards.

(2)

The amounts in these columns represent the market value of the common stock underlying the time-based restricted stock awards and performance-based awards, as applicable, held by the NEOs as of December 31, 2022, which was computed based on the closing price of our common stock on December 30, 2022 (the last trading day of 2022), which was $18.28, and with respect to performance shares, assuming vesting at the target (100%) level.

(3)

This column includes all outstanding performance-based awards granted to our NEOs, which vest as set forth in footnote (4) below, including the following: (i) performance shares awarded to Messrs. Albright, Greathouse, and Smith in 2020 for their 2019 performance; (ii) performance shares awarded to Mr. Partridge in connection with the commencement of his employment on October 1, 2020; and (iii) performance shares awarded to Messrs. Albright, Partridge, Greathouse, and Smith in 2021 for their 2020 performance and in 2022 for their 2021 performance. The performance share awards entitle the recipients to receive, at the conclusion of a three-year performance period, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. See Note 20 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2022 Annual Report. See the section below titled “Potential Payments Upon Termination or Change in Control” for a description of potential acceleration and forfeiture provisions of such awards.

(4)	The following sub-table reflects the regularly scheduled vesting date for each award that is disclosed as outstanding within the main table above:

Name	Vesting Date or Last Date of Performance Period	Number of Time-Based Restricted Shares to Vest	Number of Performance- Based Performance Shares to Vest

John P. Albright	December 31, 2022		37,605

	January 28, 2023	25,771

	December 31, 2023		42,777

	January 28, 2024	17,413

	December 31, 2024		33,201

	January 28, 2025	7,609

Matthew M. Partridge	December 31, 2022		11,577

	January 28, 2023	14,829

	December 31, 2023		14,670

	January 28, 2024	7,284

	December 31, 2024		11,385

	January 28, 2025	3,183

	July 1, 2025	21,000

Steven R. Greathouse	December 31, 2022		10,890

	January 28, 2023	10,242

	December 31, 2023		14,670

	January 28, 2024	7,284

	December 31, 2024		11,385

	January 28, 2025	3,183

	July 1, 2025	21,000

Daniel E. Smith	December 31, 2022		8,982

	January 28, 2023	7,594

	December 31, 2023		10,374

	January 28, 2024	5,152

	December 31, 2024		8,052

	January 28, 2025	2,251

	July 1, 2025	9,000

Options Exercised and Stock Vested During the Year Ended December 31, 2022

The following table sets forth the total number of stock options exercised and the total restricted stock that vested for our NEOs during the year ended December 31, 2022.

	OPTION AWARDS		STOCK AWARDS
			TIME-VESTING RESTRICTED STOCK AWARDS(1)		PERFORMANCE SHARE AWARDS(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)

John P. Albright	—	—	27,363	528,562	61,701	1,188,773

Matthew M. Partridge	—	—	11,646	224,962	17,244	332,234

Steven R. Greathouse	—	—	9,984	192,858	16,029	308,825

Daniel E. Smith	9,000	234,900	7,923	153,046	14,175	273,105

(1)

For Messrs. Albright, Greathouse, and Smith, restricted shares vesting in 2022 are comprised of a portion of the time-based restricted shares awarded in 2019, 2020, and 2021 as compensation for 2018, 2019, and 2020 performance, respectively. For Mr. Partridge, restricted shares vesting in 2022 are comprised of a portion of the time-based restricted shares awarded in October 2020 in connection with the commencement of his employment with the Company, and a portion of the time-based restricted shares awarded in 2021 as compensation for 2020 performance. The vesting occurred in January 2022 (after completion of the payment on December 21, 2020, of a special distribution to the Company’s stockholders required in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ending December 31, 2020 (the ”REIT Conversion Special Distribution”), and thus the number of shares vesting and value realized reflects the equitable adjustment made in January 2021 in connection with the REIT Conversion Special Distribution to time-based restricted shares outstanding at that time.

(2)

Performance share awards vesting in 2022 were awarded in January 2019 (except for those awarded to Mr. Partridge, which were awarded on October 1, 2020, in connection with the commencement of his employment) and provided for the recipients to receive, at the conclusion of the performance period commencing January 1, 2019, and ending December 31, 2021, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. The vesting occurred in January 2022 (after completion of the REIT Conversion Special Distribution), and thus the number of shares vesting and value realized reflects the equitable adjustment made in January 2021 in connection with the REIT Conversion Special Distribution.

Pension Benefits and Non-Qualified Deferred Compensation

None of our employees are currently eligible to receive benefits under a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits. We entered into an employment agreement with Mr. Albright on June 30, 2011, in connection with his appointment as our President and CEO effective August 1, 2011, which agreement was amended and restated several times, most recently on July 29, 2020. Pursuant to his employment agreement, if Mr. Albright’s employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. If, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 275% of the sum of (i) his then-current base salary and (ii) his then-current annual target bonus, in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Partridge on October 1, 2020, in connection with his appointment as our Senior Vice President, Chief Financial Officer and Treasurer. Pursuant to his employment agreement, if Mr. Partridge’s employment is terminated by the Company without cause (as defined in the employment agreement) prior to October 1, 2025, the Company will pay Mr. Partridge the amounts referenced in his employment agreement, including an amount equal to 100% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. In addition, if, after a change in control of the Company (as defined in the employment agreement), Mr. Partridge’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Partridge voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Greathouse on February 26, 2016, in connection with his appointment as our Senior Vice President-Investments, which agreement was amended on August 4, 2017. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Greathouse’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Greathouse voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Smith on October 22, 2014, in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary, which agreement was amended on February 26, 2016 and August 4, 2017. Pursuant to his employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

The above-referenced employment agreements use the general definitions described below.

“Change in Control” generally has the same definition as contained in the 2010 Plan (see Equity-Based Incentive Awards discussion below at page 48).

“Cause” generally means any of the following:

●

The employee’s arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude;

●

A breach by the employee of any material provision of this Agreement, provided that the employee is given reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach;

●	Any act or intentional omission by the employee involving dishonesty or moral turpitude;

●

The employee’s material failure to adequately perform his duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s discretion, determined and after reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach;

●	Any intentional independent act by the employee that would cause the Company significant reputational injury; or

●

Past or future conduct of the employee, inconsistent with the employee’s reputation at the time this Agreement is executed, which comes to light and results in sustained, widespread public condemnation of the employee that reasonably could be expected to cause adverse publicity or economic injury to the Company.

“Good Reason” generally means, without the affected employee’s prior written consent, a material reduction in the employee’s compensation or employment related benefits, or a material change in the employee’s status, working conditions or management responsibilities. The employee’s termination of employment will not constitute a termination for Good Reason unless the employee first provides written notice to the Company of the existence of the Good Reason within sixty (60) days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than thirty (30) days following such written notice of the Good Reason from the employee to the Company, and the effective date of the employee’s termination of employment is within one (1) year following the effective date of the occurrence of the Good Reason.

Other than as described above, we do not have any employment agreements, change in control agreements, or severance agreements with any of our NEOs.

Annual Incentive Plan Payments. Under the Annual Incentive Plan, if a participant experiences a qualifying termination (as defined below) prior to or on December 31 of the applicable plan year, such participant will be entitled to receive a prorated annual cash incentive payment for such plan year. The prorated amount will be based on the number of days worked by the participant during the applicable plan year prior to and including the date on which the participant’s termination of employment occurs. The Annual Incentive Plan defines a “qualifying termination” as a termination of employment on or after April 1 of the applicable plan year by (a) the Company without cause or (b) the participant for good reason. “Cause” and “good reason” will have the meanings ascribed to such terms in such participant’s employment or similar agreement or, if no such agreement exists, then as defined in the Annual Incentive Plan. Any prorated annual cash bonus will be payable no later than 30 days following the participant’s termination of employment based on the “target” level of achievement.

Equity-Based Incentive Awards. All equity awards agreements entered into with our NEOs and other officers pursuant to the 2010 Plan (including the award agreements pertaining to time-based restricted shares and performance shares) provide that all unvested awards become vested upon the officer’s termination of employment without cause or the officer’s resignation for good reason (as such terms are defined in the executive’s employment agreement or the award agreement, as applicable) (such termination of employment being a “Qualifying Termination”). With respect to awards of performance shares, (a) in the case of a Qualifying Termination prior to the expiration of the applicable performance period, the percentage of performance shares that vest pursuant to the applicable agreement shall be the greater of (i) the percentage of performance shares that would vest based on the TSR achieved by the Company as if the performance period had ended on the date of the Qualifying Termination, as determined and certified by the Compensation Committee, multiplied by a fraction, the denominator of which is the total number of days in the original performance period and the numerator of which is the number of days from the beginning of the performance period to the date of the Qualifying Termination or (ii) 100% of the performance shares; and (b) in the case of a Qualifying Termination prior to the expiration of the performance period at any time during the 24-month period following a change in control, the number of performance shares that vest pursuant to the applicable agreement shall be 150% of the performance shares.

Under the 2010 Plan, a change of control shall be deemed to have occurred if:

●

any person (as such term is used in Section 13(d) of the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”);

●

approval by the stockholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

●

upon a change in the composition of the Board such that, during any twelve-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

The following table sets forth the benefit that would have been realized by Messrs. Albright, Partridge, Greathouse, and Smith as of December 31, 2022, if such officer’s employment had been terminated on that date (other than for cause), and the benefit that would have been realized by each NEO as of December 31, 2022, if a change in control had occurred on or before such date.

Name	Benefit	Change in Control Without Termination ($)	Termination without Cause or with Good Reason after Change in Control ($)	Termination without Cause ($)

John P. Albright	Unvested Time-Based Restricted Stock Awards(1)	—	928,496	928,496

	Severance pursuant to employment agreement	—	1,631,438	1,186,500

	Prorated Annual Incentive Award upon Qualifying Termination		1,223,578	444,938

	Unvested Performance Share Awards(1) (2) (3)	—	3,114,446	2,076,297

	Total	—	6,897,958	4,636,231

Matthew M. Partridge	Unvested Time-Based Restricted Stock Awards(1)	—	846,291	846,291

	Severance pursuant to employment agreement	—	400,000	400,000

	Prorated Annual Incentive Award upon Qualifying Termination		300,000	300,000

	Unvested Performance Share Awards(1) (2) (3)	—	1,031,869	687,913

	Total	—	2,578,160	2,234,204

Steven R. Greathouse	Unvested Time-Based Restricted Stock Awards(1)	—	762,441	762,441

	Severance pursuant to employment agreement	—	400,000	—

	Prorated Annual Incentive Award upon Qualifying Termination		300,000	300,000

	Unvested Performance Share Awards(1) (2) (3)	—	1,013,032	675,355

	Total	—	2,475,473	1,737,796

Daniel E. Smith	Unvested Time-Based Restricted Stock Awards(1)	—	438,665	438,665

	Severance pursuant to employment agreement	—	282,857	—

	Prorated Annual Incentive Award upon Qualifying Termination		212,143	212,143

	Unvested Performance Share Awards(1) (2) (3)	—	751,527	501,018

	Total	—	1,685,192	1,151,826

	TOTAL	—	13,636,783	9,760,057

(1)

Values are calculated as if a change in control and/or termination had taken place on December 30, 2022 (the last business day of 2022), using the closing market price per share of our stock on that date of $18.28.

(2)

In the event of termination without cause or with good reason after change in control, the value attributable to the performance shares outstanding as of 12/31/2022 assumes full vesting, i.e., at 150% of target.

(3)

In the event of termination without cause absent change in control, the value attributable to the performance shares outstanding as of 12/31/2022 assumes vesting at 100% of target; however, pursuant to the underlying performance share award agreements, vesting upon termination without cause absent change in control would be the greater of (i) 100% of target or (ii) the percentage of target that would vest based on the Relative TSR achieved as if the applicable performance period had ended on the date of the Qualifying Termination, as determined and certified by the Compensation Committee, multiplied by a fraction, the denominator of which is the total number of days in the original performance period and the numerator of which is the number of days from the beginning of the performance period to the date of the Qualifying Termination.

PAY RATIO

We are providing the following estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees in accordance with applicable SEC rules.

We determined our median employee based on total compensation (including base salary, year-end bonus, and equity compensation (in each case annualized with respect to any full- and part-time employees who joined the Company during 2022)) of each of our 27 employees (excluding the CEO) as of December 31, 2022. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $107,404. As disclosed in the Summary Compensation Table appearing on page 41 above, our current CEO’s annual total compensation for 2022 was $2,423,711. Our current CEO has served in this capacity since August 1, 2011, which period of service includes December 31, 2022, the date of determination for the median employee. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 22.6. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above may not be appropriate as a basis for comparison between companies.

PAY VERSUS PERFORMANCE
The table below is provided in accordance with Item 402(v) of Regulation
S-K.
This information is being provided for compliance purposes. Neither the Compensation Committee nor
the executives of our Company use the information in this table when making compensation decisions. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2020, 2021, and 2022 fiscal years. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average of each of the NEOs’ total compensation for the respective fiscal year.

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO (1)(4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in 000’s)	Adjusted FFO Per Fully Diluted Share ($) (3)
					TSR ($)	Peer Group TSR (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	2,423,711	2,347,865	1,500,597	1,435,406	142	94	(1,623)	1.83
2021	2,357,788	4,535,058	947,655	1,595,876	148	97	27,615	1.45
2020	1,864,910	1,618,412	639,514	441,669	94	104	78,509	1.86

(1)
Amounts represent “compensation actually paid” (as defined below) to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules, which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2022	John Albright	Steven Greathouse, Matthew Partridge, Daniel Smith

2021	John Albright	Steven Greathouse, Matthew Partridge, Daniel Smith

2020	John Albright	Steven Greathouse, Matthew Partridge, Mark Patten, Daniel Smith

(2)	Represents the cumulative TSR (the “Peer Group TSR”) of the following peer groups, which were used for compensation benchmarking purposes as disclosed in the Company’s proxy statements:

2022
Armada Hoffler Properties, Inc.; Cedar Realty Trust, Inc.; Chatham Lodging Trust; City Office REIT, Inc.; Community Healthcare Trust Inc.; Four Corners Property Trust, Inc.; Getty Realty Corp.; NETSTREIT Corp.; One Liberty Properties Inc.; Plymouth Industrial REIT Inc.; Urstadt Biddle Properties Inc.; Whitestone REIT

2021
Armada Hoffler Properties, Inc.; Acadia Realty Trust; Chatham Lodging Trust; Clipper Realty Inc.; Four Corners Property Trust, Inc.; Getty Realty Corp.; Monmouth Real Estate Investment Trust; NETSTREIT Corp.; One Liberty Properties Inc.; Plymouth Industrial REIT Inc.; RPT Realty; Seritage Growth Properties; Whitestone REIT

2020
Agree Realty Corporation; Cedar Realty Trust Inc.; Five Point Holdings, LLC; Four Corners Property Trust, Inc.; Getty Realty Corp.; Lexington Realty Trust; One Liberty Properties Inc.; Rexford Industrial realty, Inc.; St. Joe Company, The; Stratus Properties Inc.; Tejon Ranch Co.; Trinity Place Holdings Inc.; Urstadt Biddle Properties Inc.; Whitestone REIT

(3)
For calculations of AFFO per diluted share, see pages 47-49 of our Annual Report on Form
10-K
filed with the SEC on February 23, 2023, which also includes a GAAP reconciliation of this non-GAAP
measure.

(4)
“Compensation Actually Paid” (“CAP”) to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year (see page 41 above), adjusted as follows. As our NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans.

Adjustments	2022		2021		2020
	PEO	Average of non-PEO NEOs	PEO	Average of non-PEO NEOs	PEO	Average of non-PEO NEOs
Deduction for Amounts Reported under “Stock Awards” Column in the Summary Compensation table for Applicable Fiscal Year	(1,141,117)	(734,921)	(1,135,825)	(382,239)	(929,602)	(328,875)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End, determined as of Applicable Fiscal Year End	1,220,410	716,807	2,066,282	686,661	792,893	239,386
Increase based on ASC 718 Fair Value of Awards Granted during Applicable Fiscal Year that Vested during Applicable Fiscal Year, determined as of Vesting Date	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Applicable Fiscal Year End	(51,182)	(17,031)	1,184,425	332,595	(143,285)	(20,377)
Increase/deduction for Awards Granted during Prior Fiscal Year that Vested During Applicable Fiscal Year, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Vesting Date	(103,957)	(30,046)	62,388	11,206	33,496	8,839
Deduction of ASC 718 Fair Value of Awards Granted during Prior Fiscal Year that were Forfeited during Applicable Fiscal Year, determined as of Prior Fiscal Year End	—	—	—	—	—	(96,818)
Increase based on Dividends or Other Earnings Paid during Applicable Fiscal Year prior to Vesting Date	—	—	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable Fiscal Year	—	—	—	—	—	—
TOTAL ADJUSTMENTS TO DETERMINE CAP	(75,846)	(65,191)	2,177,270	648,222	(246,498)	(197,845)

Relationship Between Financial Performance Measures
The following graphs compare the CAP for the PEO and the average CAP for the non-PEO
NEOs with (i) our cumulative TSR and our Peer Group TSR, (ii) our net income and (iii) our Adjusted FFO per fully diluted share, in each case, for the fiscal years ended December 31, 2020, 2021, and 2022.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Performance Measures
We believe the following performance measures represent the most important financial performance measures used by us to link our NEOs’ CAP for the fiscal year ended December 31, 2022:

●	Our TSR over a 3-year performance period versus the performance of the Index

●	Adjusted FFO per fully diluted share

●	Alpine growth

●	Same-store leased occupancy change
For additional details regarding our most important financial performance measures, please see the sections titled “Annual Incentive Plan” and “Equity Compensation — Performance Shares” in the CD&A included in this proxy statement.
Equity Compensation Plan Information
The following table provides information regarding the Company’s equity compensation plans as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	442,326	(2)	—	(3)	254,558	(4)

Equity compensation plans not approved by security holders	—		—		—

Total	442,326		—		254,558

(1)	Consists entirely of common shares authorized for issuance under the 2010 Plan.
(2)
Reflects the maximum number of shares that may be issued pursuant to all outstanding performance share awards, as adjusted in connection with the REIT Conversion Special Distribution and the June 2022 3-for-1 stock split.

(3)	None of the outstanding awards granted under the equity incentive plan described in the table above have an exercise price.
(4)	Reflects an increase in the number of available shares to address the dilutive effect of the REIT Conversion Special Distribution and the June 2022 3-for-1 stock split.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our 2022 Annual Report:

(1) The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2022, and reports on the effectiveness of internal controls over financial reporting contained in our 2022 Annual Report, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.

(2) The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

(3) The Audit Committee discussed with the independent auditors the auditors’ independence and received the written disclosures and the letter from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2022 Annual Report on Form 10-K. The Audit Committee also has appointed, and requested stockholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Submitted by the Audit Committee: George R. Brokaw, Chairman, R. Blakeslee Gable and Christopher W. Haga.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. Grant Thornton was appointed as the Company’s independent registered public accounting firm on March 2, 2012.

Representatives of Grant Thornton are required to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint Grant Thornton as our independent registered public accounting firm, our Board and the Audit Committee believe such ratification to be advisable and in the best interest of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of Grant Thornton as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2023. If the stockholders do not ratify the appointment of Grant Thornton, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of Grant Thornton is ratified, the Audit Committee will continue to conduct an ongoing review of Grant Thornton’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Grant Thornton at any time. This proposal will be approved if the number of votes cast “for” the proposal exceed the number of votes cast ”against” the proposal. Abstentions are not considered votes vast for the foregoing purpose, and will have no effect on the outcome of this proposal. Shares represented by validly-executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for the ratification of Grant Thornton as our independent registered public accounting firm.

Our Board recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

Auditor Fees

The following table represents aggregate fees paid to Grant Thornton pertaining to fiscal years 2022 and 2021, by category as described in the notes to the table. All fees were pre-approved by the Audit Committee.

	2022	2021

	$	$

Audit Fees(1)	565,380	568,648

Audit-Related Fees(2)	302,400	115,470

Tax Fees(3)	214,400	231,101

All Other Fees	—	—

Total	1,082,180	915,219

(1)

Aggregate fees incurred for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements, review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings or engagements by year.

(2)	The audit-related fees incurred in 2022 and 2021 included fees related to property acquisitions and equity offerings.
(3)

Aggregate fees incurred for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

Pre-approval Policy

The Audit Committee has adopted a Pre-Approval Policy (the “Pre-Approval Policy”) governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

According to the Pre-Approval Policy, the Audit Committee will annually review and pre-approve the audit services that may be provided by the independent auditor and the fees to be paid for those services during the following year, and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with our business, people, culture, accounting system, risk profile and other factors. All such factors will be considered as a whole, with no single factor being determinative.

For the fiscal years ended December 31, 2022 and 2021, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2022, less than 50% of the hours expended on Grant Thornton’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Grant Thornton.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s CFO and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s CFO and will include a description of the services to be rendered. The Company’s CFO will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote, on a non-binding advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our NEOs, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2022 compensation of our NEOs.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

While this vote is advisory, and therefore binding on neither the Company, the Compensation Committee nor our Board, we value the opinions of our stockholders and will consider those opinions and the vote outcome when making future compensation decisions for our NEOs.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE “ONE YEAR” (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS) ON THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “ONE YEAR” ON THIS PROPOSAL.

As described in Proposal 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “say-on-pay” vote.

This Proposal 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings. Under this Proposal 4, stockholders may vote to have the say-on-pay vote each year, every two years or every three years.

Based on a stockholder vote at the 2017 Annual Meeting, our Board determined that an advisory vote on the compensation of our NEOs would be included in the Company’s proxy materials on an annual basis. The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program.

As an advisory vote, this proposal is not binding upon the Company or our Board. However, the Board will consider the outcome of the vote when determining whether to include a say-on-pay vote in proxy materials for future stockholder meetings.

Shares represented by executed proxies will be voted, if specific instructions are not otherwise given, “one year” for the frequency of the Company’s say-on-pay vote.

We expect that the next advisory vote on a “say on pay” frequency proposal will be held at the 2029 Annual Meeting.

PROPOSAL 5: APPROVAL OF THE COMPANY’S FIFTH AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

On March 25, 2023, our Board adopted, subject to stockholder approval, the Company’s Fifth Amended and Restated 2010 Equity Incentive Plan (the “New Plan”), which replaces the Company’s Fourth Amended and Restated Equity Incentive Plan (the “Existing Plan”) and makes the following material changes:

•

Increases the number of shares of common stock available for issuance under the New Plan from 254,558 (the number of shares available under the Existing Plan as of April 21, 2023) to 1,004,558 (an increase of 750,000 shares);

•	Removes the Existing Plan’s “fungible stock plan feature” such that all award types granted on or after the effective date of the New Plan will reduce the share reserve on a 1-for-1 basis;

•

Removes certain provisions related to “qualified performance based awards” under Section 162(m) of the Tax Code, which are no longer relevant after Section 162(m) was repealed under the Tax Cuts and Jobs Act of 2017; and

•	Extends the plan expiration date from April 25, 2028 to June 21, 2033.

Our continuing ability to offer equity incentive awards under an equity incentive plan is critical to our ability to attract, motivate, and retain qualified personnel.

Background

The 2010 Plan was initially adopted by the Board of Directors in 2010, and has been amended by stockholder vote in 2014, 2018 and 2020 to increase the number of Shares reserved for issuance thereunder. The share reserve under the Existing Plan is now 254,558 Shares, which amount reflects adjustments thereto resulting from the Company’s 3-for-1 stock split in June 2022 and the equity component of the REIT Conversion Special Distribution.

If stockholders approve this proposal, the New Plan will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the New Plan will not take effect, and the Existing Plan will continue to be administered in its current form until its expiration on April 25, 2028 (or until such time as the shares available for issuance thereunder have been depleted, whichever occurs first). Following the expiration or termination of the Existing Plan, we will be unable to maintain our current equity grant practices and, therefore, we will be at a significant competitive disadvantage in attracting, motivating, and retaining talented individuals who contribute to our success. We will also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders as effectively as equity incentive awards.

Promotion of Good Corporate Governance Practices. The 2010 Plan includes a number of corporate governance best practices. These include, but are not limited to, the following:

●

Minimum vesting. Awards may not become exercisable, vest or settle prior to the one-year anniversary of the date of grant, except in the case of a participant’s termination of employment or in the event of a change in control (subject to a 5% carve-out).

●	No evergreen provision. There is no “evergreen” feature pursuant to which the Shares authorized for issuance can be increased automatically without stockholder approval.

●

No discounted stock options or stock appreciation rights. Stock options and stock appreciation rights may not be granted with a per Share exercise price less than 100% of our common stock’s fair market value on the date of grant.

●	Restricted dividend equivalents awards. The 2010 Plan permits payment of dividends or dividend equivalents on awards only if and when the underlying awards vest.

●

No Tax Gross-Ups. No participant will be entitled under the 2010 Plan to any tax gross-up payments for any excise tax pursuant to Section 280G or 4999 of the Tax Code that may be incurred in connection with awards granted under the 2010 Plan.

Shares Available for Future Awards

As of April 21, 2023, 254,558 Shares remained available for grant under the 2010 Plan. In determining the number of additional Shares requested for authorization, the Board of Directors and the Compensation Committee carefully considered our anticipated future equity needs, our historical equity compensation practices (including our historical “burn rate,” as discussed below) and the advice of Ferguson Partners. The additional Shares being requested for authorization under the amendment to the 2010 Plan is 750,000 Shares.

As of April 21, 2023, the only equity awards outstanding under Company equity plans were 215,409 shares of restricted stock, which are included in the common shares outstanding of 22,701,429; and 237,375 performance shares, which constitute an obligation to issue up to a maximum of 356,063 shares of common stock, depending on the Company’s performance, as set forth in the various performance share award agreements.

Considerations for the Approval of the Amendment to the 2010 Plan

The following is a list of some of the primary factors to be considered by stockholders in connection with approving the amendment to the 2010 Plan:

Modest Share Usage. When determining the number of additional Shares authorized for issuance under the amendment to the 2010 Plan, the Board of Directors and the Compensation Committee carefully considered the potential dilution to our current stockholders as measured by our “burn rate,” “overhang” and projected future share usage.

●

Our five-year average burn rate is 0.97%. This factors in our significant share repurchases in several of the years presented below, as well as our director compensation policy under which all of our independent directors have elected to receive their annual retainer in the form of Shares. The burn rate demonstrates our sound approach to the grant of equity incentive compensation and our commitment to aligning our equity compensation program with the interests of our stockholders.

Year	Total Shares Granted (#)	Basic Weighted Avg. Common Shares Outstanding (#)	Burn Rate (%)(1)

2018	36,979	5,495,792	0.67

2019	50,895	4,991,656	1.02

2020	42,953	4,724,153	0.91

2021	65,279	5,982,270	1.11

2022	206,616	18,508,201	1.12

2023 (projected)	179,757	22,663,156(2)	0.79

(1)	Annual share usage or “burn rate” is determined by dividing total awards granted by the basic weighted average common shares outstanding. Performance shares are included at target level.
(2)	Represents weighted average shares outstanding for January 1, 2023, to April 21, 2023.

Modest Stockholder Dilution.

●

We are committed to limiting stockholder dilution from our equity compensation programs. If the increase in the additional Shares under the amendment to the 2010 Plan is approved by our stockholders, our overhang would be 5.47 We calculate “overhang” as the total of (i) Shares underlying outstanding awards at target plus Shares available for issuance for future awards, divided by (ii) the total number of Shares outstanding.

As of	Stock Options Outstanding (#)	Stock Options Weighted Average Exercise Price ($)	Weighted Average Remaining Term (Yrs)	Total Full Value Awards Outstanding	Shares Available	Total Shares Within Plans	Common Shares Outstanding	Diluted Common Shares Outstanding	Total Equity Dilution

April 21, 2023	—	—	n/a	237,375	254,558	491,933	22,701,429	23,193,362	2.17%

Additional shares requested	—	—	n/a	—	750,000	750,000	—	750,000	—

April 21, 2023	—	—	n/a	237,375	1,004,558	1,241,933	22,701,429	23,943,362	5.47%

●

Based on our conservative usage of Shares authorized for issuance under the 2010 Plan to date and our reasonable expectation of future equity usage under the 2010 Plan, we believe that the number of additional Shares being requested, together with the Shares currently remaining, will last approximately three to five years. This estimate is based on a forecast that takes into account our current practices under our executive compensation program, an estimated range of our stock price over time, the variable nature of the performance shares that will vest, and our historical forfeiture rates.

Attract and Retain Talent. We grant equity incentive awards to our executives and employees. Approving the amendment to the 2010 Plan will enable us to continue to recruit, retain and motivate top talent at many levels within our Company necessary to our success.

Our Board recommends a vote “FOR” the approval of the Company’s Fifth Amended and Restated 2010 Equity Incentive Plan.

Summary of the 2010 Plan

The following is a summary description of the 2010 Plan, including the effect of the proposed amendment to the 2010 Plan. A copy of the Company’s Fifth Amended and Restated 2010 Equity Incentive Plan, adopted pursuant to the Board of Directors’ recommendation, is attached to this proxy statement as Appendix A. The statements made in this proxy statement with respect to the 2010 Plan, as proposed to be amended, should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the Fifth Amended and Restated 2010 Equity Incentive Plan, which is attached hereto as Appendix A. Capitalized terms in this summary that are not defined have the meanings as provided in the 2010 Plan.

Administration. The 2010 Plan is administered by the Compensation Committee of the Board of Directors. Awards are approved by the Compensation Committee. The 2010 Plan provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2010 Plan, the Compensation Committee has the discretion to determine the terms of each award. The Compensation Committee will be composed to comply with the requirements under applicable laws and regulations. For example, the Compensation Committee will meet the independence requirements of the NYSE and the “non-employee director” requirements under the Exchange Act, for awards granted to individuals subject to Section 16 of the Exchange Act.

Awards; Eligibility. Awards under the 2010 Plan may be in the form of stock options (nonqualified stock options or incentive stock options), stock appreciation rights, restricted shares, restricted share units, performance shares, performance units and stock payments. Employees of the Company and its subsidiaries and non-employee directors may be selected by the Compensation Committee to receive awards under the 2010 Plan.

Share Reserve. The maximum number of Shares as to which stock awards may be granted under the 2010 Plan from and after [April 21], 2023, with respect to Awards shall not in the aggregate exceed [1,004,558] Shares. This reserved share amount is subject to adjustments by the Compensation Committee as provided in the 2010 Plan for stock splits, stock dividends, recapitalizations, and other similar transactions or events. Shares issued under the 2010 Plan may be shares of original issuance, shares held in Treasury, or shares that have been reacquired by the Company. The fair market value of a share of the Company’s common stock on April 21, 2023 was $16.70.

Under the 2010 Plan, awards that are forfeited, expire or are canceled or settled without issuance of Shares are not counted against the maximum Shares available for grant. Shares that are tendered in payment of the option exercise price, withheld by the Company to satisfy tax withholding obligations, or are covered by a stock appreciation right (without regard to the number of Shares that are actually issued upon exercise) will not be available for future issuance under the 2010 Plan.

Limitations. No participant may receive awards during any one calendar year representing more than 188,644 Shares, including with respect to options, stock appreciation rights, and performance-based awards. Further, in no event will the number of Shares issued under the 2010 Plan upon the exercise of incentive stock options exceed 792,304 Shares. These limits are subject to adjustments by the Compensation Committee as provided in the 2010 Plan for stock splits, stock dividends, recapitalizations, and other similar transactions or events, and in fact were adjusted from the original limits in consideration of the equity component of the REIT Conversion Special Distribution and the June 2022 3-for-1 stock split.

Individual Director Limits. The 2010 Plan caps the amount of equity and cash compensation paid to non-employee directors in any one calendar year at $300,000. For purposes of this limit, the value of equity awards is calculated based on the award’s fair value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto) as of the date of grant.

Stock Options. Stock options entitle the participant to purchase Shares at a price equal to or greater than the fair market value of the Company’s common stock on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. The award agreement may specify that the option price is payable: (i) in cash; (ii) by the transfer to the Company of shares of unrestricted stock owned for at least six months at the time of exercise; (iii) with any other legal consideration the Compensation Committee may deem appropriate; or (iv) any combination of the foregoing. No stock option may be exercised more than 10 years from the date of grant (or five years for persons holding more than 10% of the total combined voting power of all classes of stock of the Company for an option intended to qualify as an incentive stock option). Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change in control of the Company or similar event.

Stock Appreciation Rights. Stock appreciation rights represent the right to receive an amount, determined by the Compensation Committee and expressed as a percentage not exceeding 100%, of the difference between the “base price” established for such rights and the fair market value of the Company’s common stock on the date the rights are exercised. The base price must not be less than the fair market value of the common stock on the date the right is granted. The grant will specify that the amount payable upon exercise of the stock appreciation right will be paid by the Company in Shares. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights will be exercisable. No stock appreciation right may be exercised more than 10 years from the grant date.

Restricted Shares and Restricted Share Units. An award of restricted shares involves the immediate transfer by the Company to a participant of ownership of a specific number of Shares in return for the performance of services. The participant is entitled to voting rights in such Shares, subject to the discretion of the Compensation Committee. Restricted share units represent rights to receive Shares in return for the performance of services. The transfer may be made without additional consideration from the participant. The Compensation Committee may specify performance objectives that must be achieved for the restrictions to lapse. Restricted shares and restricted share units must be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Compensation Committee on the grant date and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or similar event.

Performance Shares and Performance Units. A performance share is the equivalent of one Share, and a performance unit is the equivalent of $1.00. Each grant will specify one or more performance objectives to be met within a specified period (the “performance period”), which may be subject to earlier termination in the event of a change in control of the Company or a similar event. If by the end of the performance period the participant has not achieved a minimum acceptable level of achievement, no payment will be made. If the participant is above the minimum acceptable level of achievement, but falls short of the maximum achievement specified, the participant may be deemed to have partly earned the performance shares or performance units in accordance with the predetermined formula. If by the end of the performance period the participant has achieved the specified performance objective, the participant will have earned the performance shares or performance units.

The Compensation Committee has the authority to adjust the performance objectives, or modify the level of achievement required for the performance objectives, for an award in order to prevent the dilution or enlargement of the rights of a participant.

To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, Shares or any combination thereof.

Section 162(m). Code Section 162(m) prevents a publicly-held corporation from claiming income tax deductions for compensation in excess of $1 million paid to certain senior executives.

Transferability. No award under the 2010 Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant.

Clawback of Awards. The Compensation Committee may, to the extent permitted by applicable law, stock exchange rules or by any Company policy, require recoupment of, or deductions from, any awards or payment made in respect thereof.

Prohibition on Repricing. Subject to the adjustment provision described above, the Compensation Committee may not reprice any outstanding stock option or stock appreciation right or exchange for cash any outstanding stock option or stock appreciation right that is “out-of-the money” (i.e., with an exercise price that is equal to or greater than the fair market value of a Share).

Termination; Amendment. The 2010 Plan will terminate on June 21, 2033, the tenth anniversary of the date adopted by the Company’s stockholders. No award will be granted under the 2010 Plan after the termination date.

The 2010 Plan may be amended by the Board of Directors, but without further approval by the stockholders of the Company, no such amendment may increase the limitations set forth in the 2010 Plan on the number of Shares that may be issued under the 2010 Plan or any of the limitations on awards to individual participants. The Board of Directors may condition any amendment on the approval of the stockholders if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

Tax Consequences. The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2010 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Nonqualified Stock Options. In general, a participant will not recognize income at the time a nonqualified stock option is granted where the option is granted with an exercise price equal to or greater than the fair market value of the Company’s common stock on the date of grant. At the time of exercise, the participant will recognize ordinary income in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares on the date of exercise. At the time of sale of the Shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the Shares after the date of exercise generally will be treated as capital gain (or loss).

Incentive Stock Options. A participant generally will not recognize income upon the grant or exercise of an incentive stock option. If Shares issued to a participant upon the exercise of an incentive stock option are not disposed of within two years after the date of grant or within one year after the transfer of the Shares to the participant, then upon the sale of the Shares any amount realized in excess of the exercise price generally will be taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss. If Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above (a “disqualifying disposition”), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the Shares at the time of exercise (or, if less, the amount realized on the disposition of the Shares) over the exercise price paid for the Shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Although a participant does not generally recognize income for federal income tax purposes upon the grant of an incentive stock option, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the participant to the alternative minimum tax. Subject to certain exceptions for death or disability, if a participant exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option.

Stock Appreciation Rights. In general, a participant will not recognize income at the time a stock appreciation right is granted where the stock appreciation right is granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. At the time of exercise, the participant will recognize ordinary income in an amount equal to the difference between the base price paid for the Shares and the fair market value of the Shares on the date of exercise. At the time of sale of the Shares acquired pursuant to the exercise of a stock appreciation right, any appreciation (or depreciation) in the value of the Shares after the date of exercise generally will be treated as capital gain (or loss).

Restricted Shares. A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient) at such time as the Shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted shares will recognize ordinary income on the date of transfer of the Shares equal to the excess of the fair market value of the restricted shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the Shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Share Units. A recipient generally will recognize no income upon the receipt of a restricted share unit award. Upon the settlement of a restricted share unit award, the recipient will recognize ordinary income in the year of receipt in an amount equal to the fair market value of any Shares received.

Performance Shares and Performance Units. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment, with respect to performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted stock received.

Tax Effect for the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1 million limitation on certain executive compensation under Code Section 162(m); provided that the Company is not entitled to a deduction with respect to the award of an incentive stock option, unless there is a disqualifying disposition of such incentive stock option.

Section 162(m). Compensation paid to certain executive officers in excess of $1 million will generally be non-deductible, whether or not it is performance-based.

New Plan Benefits

The number of awards that an employee or a non-employee director may receive under the 2010 Plan is in the discretion of the Compensation Committee (as the plan administrator) and, therefore, cannot be determined in advance.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any other matters that will or may be properly presented at the Annual Meeting by others. Unless the date of the Annual Meeting is postponed by more than 30 days from the prior year’s annual meeting of stockholders, the deadline under our Bylaws for any stockholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card will vote on such other matters in their best judgment with respect to the shares for which we have received proxies.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December 31, 2022, with the exception of the following:

●

Form 4 filed on October 13, 2022, pertaining to Mr. Brokaw’s receipt on October 1, 2022, of 755 shares of common stock in lieu of his 3rd quarter 2022 board retainer fee of $10,000 and committee retainer fees of $5,000 pursuant to the Company’s Non-Employee Director Compensation Policy.

●

Form 4 filed on September 28, 2022, pertaining to Mr. Greathouse’s receipt on July 1, 2022, of 21,000 shares of restricted common stock constituting his July 2022 Retention Award. The Form 8-K disclosing a change to Mr. Greathouse’s compensation arrangement, including the July 2022 Retention Award, was filed timely on July 1, 2022.

●

Form 4 filed on September 28, 2022, pertaining to Mr. Partridge receipt on July 1, 2022, of 21,000 shares of restricted common stock constituting his July 2022 Retention Award. The Form 8-K disclosing a change to Mr. Partridge’s compensation arrangement, including the July 2022 Retention Award, was filed timely on July 1, 2022.

●

Form 4 filed on September 28, 2022, pertaining to Mr. Smith’s receipt on July 1, 2022, of 9,000 shares of restricted common stock constituting his July 2022 Retention Award. The Form 8-K disclosing a change to Mr. Smith’s compensation arrangement, including the July 2022 Retention Award, was filed timely on July 1, 2022.

●

Form 4 filed on January 12, 2023, pertaining to the receipt on July 1, 2022, by Lisa M. Vorakoun, the Company’s Vice President and Chief Accounting Officer, of 9,000 shares of restricted common stock constituting her July 2022 Retention Award.

●

Form 4 filed on May 9, 2022, pertaining to certain transactions of common stock by Ms. Vorakoun, including shares withheld to satisfy payroll tax obligations on January 28, 2021 and January 28, 2022; the receipt of equity incentive awards on February 10, 2021 and February 17, 2022; and the sale of shares of common stock on February 26, 2021, March 17, 2021, and March 24, 2022.

STOCKHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC Rules

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2024 annual meeting of stockholders, a written copy of their proposal must be received at our principal executive offices no later than December 30, 2023. Proposals must comply with Regulation 14A under the Exchange Act relating to stockholder proposals in order to be included in our proxy materials.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

Required Timing. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2024 annual meeting of stockholders, whether or not also submitted for inclusion in our proxy statement, we must receive written notice of the matter not less than 150 days nor more than 210 days prior to the first anniversary of the date of the Annual Meeting. Thus, to be timely, the written notice of a stockholder’s intent to make a nomination for election as a director or to bring any other matter before the 2024 annual meeting of stockholders must be received by our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789 no earlier than November 24, 2023, and no later than January 23, 2024. Such notice must comply with the advance notice provisions and other requirements of Section 11 of Article II of our Third Amended and Restated Bylaws. Further, any proxy granted with respect to the 2024 annual meeting of stockholders will confer on management discretionary authority to vote with respect to a stockholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above.

A copy of our Third Amended and Restated Bylaws is available as an exhibit to a current report on Form 8-K we filed with the SEC on February 17, 2023. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, will be disregarded.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 22, 2024.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2022, together with this proxy statement, have been made available to the Company’s stockholders at www.edocumentview.com/CTO. Paper copies may be obtained free of charge upon written request to our Corporate Secretary at 369 N. New York Avenue, Suite 201, Winter Park, Florida 32789. Our 2022 Annual Report and proxy statement are also available on our website at www.ctoreit.com.

Appendix A

CTO REALTY GROWTH, INC.

FIFTH AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

1.

Purpose. The purposes of the CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan (as amended from time to time, the “Plan”) are to (i) align Employees’ and Nonemployee Directors’ long-term financial interests with those of the Company’s stockholders; (ii) attract and retain Employees and Nonemployee Directors by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those Employees and Nonemployee Directors who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2.	Definitions. As used in this Plan, the following terms shall be defined as set forth below:

(a)    “Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Cash Award or Stock Payments granted under the Plan.

(b)    “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Grantee.

(c)    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cash Award” means an Award denominated in cash granted under Section 9 of the Plan.

(f)     “Change in Control” means any of the following events:

(1)    any person (as such term is used in Section 13(d) of the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); or

(2)    approval by the stockholders of the Company and consummation of either of the following:

a.

a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding Common Stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger;

b.	a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

c.

a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)    “Committee” means the committee of the Board described in Section 4 of the Plan.

(i)     “Company” means CTO Realty Growth, Inc., a Maryland corporation, or any successor corporation.

(j)     “Employee” means any person, including an officer, employed on an hourly or salaried basis by the Company or a Subsidiary.

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l)     “Fair Market Value” on a given date means:

(1)    if the Stock is listed on a national securities exchange in the United States, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported;

(2)    if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System the trade price of the last sale reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or

(3)    if the Stock is not listed on a national securities exchange nor quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately.

(m)    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(n)    “Grantee” means an Employee or Nonemployee Director who has been selected by the Committee to receive an Award and to whom an Award has been granted.

(o)    “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

(p)    “Nonemployee Director” means a member of the Board who is not an Employee.

(q)    “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

(r)    “Option” means any option to purchase Shares granted under Section 5 of the Plan.

(s)    “Option Price” means the purchase price payable upon the exercise of an Option.

(t)     “Performance Objectives” means the performance objectives established pursuant to this Plan for Grantees who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives may include:

(1)	return on invested capital;
(2)	free cash flow;
(3)	economic value added (net operating profit after tax less cost of capital);
(4)	total stockholder return;
(5)	operating ratio;
(6)	cost reduction (or limits on cost increases);
(7)	debt to capitalization;
(8)	debt to equity;
(9)	earnings;
(10)	earnings before interest and taxes;
(11)	earnings before interest, taxes, depreciation and amortization;
(12)	earnings per share (including or excluding nonrecurring items);
(13)	earnings per share before extraordinary items;
(14)	income from operations (including or excluding nonrecurring items);
(15)	income from operations compared to capital spending;
(16)	net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes);
(17)	net sales;
(18)	price per share of common stock;
(19)	return on assets;
(20)	return on capital employed;
(21)	return on equity;
(22)	return on investment;
(23)	return on sales; and
(24)	sales volume.

The Committee will generally establish Performance Objectives during the first 90 days of a Performance Period. The Committee is authorized, in its sole and absolute discretion, to adjust, or modify the level of achievement required for, a Performance Objective in order to prevent the dilution or enlargement of the rights of a Grantee.

(u)    “Performance Period” means a period of time established under Section 8 of the Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Restricted Shares or Restricted Share Units are to be achieved.

(v)    “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 8 of the Plan.

(w)    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of the Plan.

(x)    “Restricted Shares” mean Shares granted under Section 7 of the Plan.

(y)    “Restricted Share Unit” means an Award granted under Section 7 of the Plan and denominated in units representing rights to receive Shares.

(z)    “Shares” means shares of the Common Stock of the Company, par value $1.00 per share, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 13 of the Plan.

(aa)    “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.

(bb)    “Stock Appreciation Right” means a right granted under Section 6 of the Plan.

(cc)    “Stock Payment” means Shares granted under Section 9 of the Plan.

(dd)    “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Grantee for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

(ee)    “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its affiliates.

3.	Shares Available Under the Plan.

(a)    Reserved Shares. Subject to adjustment as provided in Section 14 of the Plan, the maximum number of Shares that may be issued or transferred from and after April 21, 2023, with respect to Awards shall not in the aggregate exceed [1,005,141] Shares. Such Shares may be Shares of original issuance, Shares held in treasury or Shares that have been reacquired by the Company. Any awards granted under the Plan on or after its original effective date of April 28, 2010 that consist of (i) Options, Stock Appreciation Rights, Restricted Share Units, or Performance Units or that, at any time, are forfeited, expire or are canceled or settled without issuance of Shares or Restricted Shares that are forfeited pursuant to Section 7(c) or the Restricted Share Award Agreement shall not count towards the maximum number of Shares that may be issued under the Plan as set forth in this Section 3(a) and shall be available for future Awards. Notwithstanding the foregoing, any and all Shares that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; or (iii) covered by a Stock Appreciation Right (without regard to the number of Shares that are actually issued to the Grantee upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of Shares that may be issued under the Plan as set forth in this Section 3(a).

(b)    Reserved. [intentionally omitted]

(c)    ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 792,304 Shares, subject to adjustment as provided in Section 14 of the Plan.

(d)    Maximum Calendar Year Award. No Grantee may receive Awards representing more than 188,644 Shares in any one calendar year, subject to adjustment as provided in Section

14 of the Plan. No Nonemployee Director may receive in any one calendar year more than $300,000 in the aggregate in (i) Awards (as calculated by the Award’s fair value as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto as of the Grant Date) and (y) cash compensation (including, retainers and cash-based awards).

4.

Plan Administration. This Plan shall be administered by a Committee appointed by the Board from among its members, provided that if the Board does not appoint a Committee, the term “Committee” means the Board, except in those instances where the text clearly indicates otherwise. Notwithstanding anything herein to the contrary, the Committee shall consist solely of two (2) or more members of the Board who are (i) “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) for purposes of exercising administrative authority with respect to Awards granted to Grantees who are subject to Section 16 of the Exchange Act; and (ii) “independent” (within the meaning of the rules of the national securities exchange on which the Company’s Shares are listed), to the extent required:

(a)    to determine the Fair Market Value of the Shares;

(b)    to select the Employees and Nonemployee Directors to whom Awards will be granted under the Plan;

(c)    to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(d)    to determine the number of Shares or amount of cash to be covered by each Award granted under the Plan;

(e)    to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

(f)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan.

(g)    to construe and interpret the terms of the Plan and Awards;

(h)    to prescribe, amend and rescind rules and regulations relating to the Plan;

(i)    to modify or amend each Award, provided that no modification or amendment of an Award shall impair the rights of the Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

(j)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Committee;

(k)    to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and

(l)    to make all other determinations deemed necessary or advisable for administering the Plan.

The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

5.

Options. The Committee may from time to time authorize grants to Grantees of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)    Number of Shares. Each grant shall specify the number of Shares to which it pertains.

(b)    Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date (or equal to or greater than 110% of the Fair Market Value with respect to Incentive Stock Options granted to Ten Percent Stockholders).

(c)    Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Grantee at the time of exercise and for at least six (6) months prior to the time of exercise and which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

(d)    Cashless Exercise. To the extent permitted by applicable law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

(e)    Vesting. Each Option grant may specify a period of continuous employment of the Grantee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

(f)    ISO Dollar Limitation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Grant Date with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

(g)    Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date (or five years from the Grant Date for a Ten Percent Stockholder).

(h)    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6.

Stock Appreciation Rights. The Committee may from time to time authorize grants to Grantees of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Grantee to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)    Payment in Shares. Each grant shall specify that the amount payable upon the exercise of a Stock Appreciation Right shall be paid by the Company in Shares.

(b)    Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

(c)    Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, specify the Base Price (which shall be equal to or greater than the Fair Market Value on the Grant Date), state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(d)    Exercise Period. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

7.

Restricted Shares and Restricted Share Units. The Committee may from time to time authorize grants to Grantees of Restricted Shares and Restricted Share Units upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)    Transfer of Shares. Each grant of Restricted Shares shall constitute an immediate transfer of the ownership of Shares to the Grantee in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to. Upon expiration of the restriction period and satisfaction of any other terms or conditions and as set forth in the Restricted Share Award Agreement, the Restricted Share shall immediately become nonforfeitable and the Shares underlying such award of Restricted Shares shall be released by the Company to the Grantee without restrictions on transfer. The Shares released by the Company hereunder may at the Company’s option be either (i) evidenced by a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. Restricted Share Units shall become payable to a Grantee in Shares at the time or times determined by the Committee and set forth in the Restricted Share Unit Award Agreement.

(b)    Consideration. Each grant may be made without additional consideration from the Grantee or in consideration of a payment by the Grantee that is less than the Fair Market Value on the Grant Date.

(c)    Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares or Restricted Share Units covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a Change in Control of the Company or other similar transaction or event. If a Grantee ceases to be an Employee or a Nonemployee Director, the number of Shares subject to the Award, if any, to which the Grantee shall be entitled shall be determined in accordance with the applicable Award Agreement. All remaining Shares underlying Restricted Shares or Restricted Share Units as to which restrictions apply at the date of termination of employment or service shall be forfeited subject to such exceptions, if any, authorized by the Committee.

(d)    Voting Rights. Unless otherwise determined by the Committee, an Award of Restricted Shares shall entitle the Grantee to voting rights during the period for which such substantial risk of forfeiture is to continue. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a stockholder with respect to Shares underlying an Award of Restricted Share Unit until such time, if any, as the underlying Shares are actually issued to the Grantee, which may, at the option of the Company be either (i) evidenced by delivery of a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee.

(e)    Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date.

(f)    Performance-Based Restricted Shares and Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of the Plan regarding Performance Shares and Performance Units.

(g)    Award Agreements. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Grantee with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.

Performance Shares and Performance Units. The Committee may from time to time authorize grants of Performance Shares and Performance Units, which shall become payable to the Grantee upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)    Number of Performance Shares or Units. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b)    Performance Period. The Performance Period with respect to each Performance Share or Performance Unit shall be set forth in the Award Agreement and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

(c)    Performance Objectives. Each grant shall specify the Performance Objectives that are to be achieved by the Grantee.

(d)    Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(e)    Payment of Performance Shares and Units. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Grantee or reserve to the Committee the right to elect among those alternatives.

(f)    Maximum Payment. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

(g)    Dividend Equivalents. Subject to Section 17(g), any grant of Performance Shares may provide for the payment to the Grantee of dividend equivalents thereon in cash or additional

Shares, provided however that the Award Agreement shall provide that the Grantee shall not receive any dividends unless and until such time as the Performance Shares are earned and paid, and provided further that if the payment or crediting of dividends or dividend equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Code Section 409A and such requirements shall be specified in writing.

(h)    Adjustment of Performance Objectives. If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Grantee and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(i)    Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

9.

Cash Awards. The Committee is authorized to grant Cash Awards on a free-standing basis or as an element of, supplement to, or in lieu of any other Award under the Plan to Grantees in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

10.

Stock Payments. If not prohibited by applicable law, the Committee may from time to time issue unrestricted Shares to Grantees, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Stock Payment may be granted as, or in payment of, Nonemployee Director fees, bonuses, or to provide incentives or recognize special achievements or contributions.

11.

Reduction or Elimination of Qualified Performance-Based Awards. In determining the actual amount to be paid with respect to a Qualified Performance-Based Award, the Committee may reduce or eliminate the amount payable through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. For the avoidance of doubt, the Committee shall not have the discretion to (i) grant or provide for a payment in respect of a Qualified Performance-Based Award to the extent the applicable Performance Objectives for the Performance Period have not been attained, or (ii) pay any amount in excess of the limitations set forth in Section 3(e) of the Plan.

12.

Clawback. Notwithstanding anything to the contrary herein, any Award or any payment made in respect of any Award that is subject to recovery under any law, government regulation, exchange listing requirement or Company policy will be subject to such deductions and/or recoupment by the Company as may be required pursuant to such law, government regulation, exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or exchange listing requirement).

13.

Nontransferability. No Award granted under this Plan shall be transferable by a Grantee other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Grantee’s lifetime only by the Grantee or, in the event of the Grantee’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Grantee under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

14.

Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Shares or cash covered by outstanding Awards, (b) prices per share applicable to outstanding Options and Stock Appreciation Rights, and (c) kind of shares covered by Awards (including shares of another issuer), as the Committee determines in good faith to be equitably required in order to prevent dilution or enlargement of the rights of Grantees that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in each of the limitations specified in Section 3 of the Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 14.

15.

Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

16.

Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Grantee or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

17.	Amendments and Other Matters.

(a)    Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3 of the Plan, other than to reflect an adjustment made in accordance with Section 14 of the Plan, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

(b)    Repricing and Cash Buyouts Prohibited. The Committee shall not (i) reprice any outstanding Option or Stock Appreciation Right, directly or indirectly, or (ii) cancel or surrender in exchange for cash or another Award any outstanding Option or Stock Appreciation Right that is “underwater” (i.e., with an Option Price or exercise price, as applicable, that is equal to or greater than the Fair Market Value of a Share), in each case, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 14 of the Plan.

(c)    No Employment Right. This Plan shall not confer upon any Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Grantee’s employment or other service at any time.

(d)    Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

(e)    Change in Control. The Committee may, in its sole discretion, provide for immediate and full vesting of an Award upon the occurrence of a Change in Control of the Company. Should the Committee determine to make such a provision with respect to the grant of an Award, a representation to that effect shall be set forth in the Award Agreement.

(f)    Minimum Vesting Requirements. Notwithstanding anything to the contrary contained herein, and subject to Section 17(e), no portion of any Award shall vest over a period of less than one year following the Grant Date (the “Minimum Vesting Requirements”); provided, however, that the Committee may, in its sole discretion, (i) accelerate the vesting of any Award or otherwise lapse or waive the Minimum Vesting Requirements upon (A) the termination of employment of the Grantee or (B) a Change in Control (subject to the requirements of Section 17(e)) and (ii) grant Awards that are not subject to the Minimum Vesting Requirements with respect to 5% or less of the Shares available for issuance under the Plan (as set forth in Section 3(a), as may be adjusted pursuant to Section 14).

(g)    Dividends on Unvested Equity. Any Award (other than Options and Stock Appreciation Rights) may provide for the payment to the Grantee of dividends or dividend equivalents thereon in cash or additional Shares; provided, however, that the Award Agreement shall provide that any dividends or dividend equivalents shall be subject to the same restrictions on vesting and forfeiture as apply to the underlying Award to which such dividends or dividend equivalents relate; provided, further, that, if the payment or crediting of dividends or dividend equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Code Section 409A and such requirements shall be specified in writing.

18.

Effective Date. This CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan became effective upon its adoption by the common stockholders of the Company on June 21, 2023. It replaced and superseded the Company’s Fourth Amended and Restated 2010 Equity Incentive Plan, which became effective upon its adoption by the Board on February 16, 2023.

19.	Termination. This Fifth Amended and Restated 2010 Equity Incentive Plan shall terminate on June 21, 2033, and no Award shall be granted after that date.

20.	Governing Law. The Plan and any Award Agreements shall be administered, interpreted and enforced under the laws of the State of Maryland without regard to conflicts of laws thereof.

The CTO Realty Growth, Inc. Fifth Amended and Restated 2010 Equity Incentive Plan was approved by the Board of Directors on April 25, 2023 and by the stockholders on June 21, 2023.

Appendix B

Non-GAAP Reconciliation

This Proxy Statement includes certain financial performance measures not defined by generally accepted accounting principles in the United States (“GAAP”). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this Appendix B. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. Our definitions and calculations of these non-GAAP measures may not be comparable to similarly titled measures employed by other companies.

These non-GAAP financial measures do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

SAME PROPERTY NOI

To derive same-property net operating income (“Same-Property NOI”), GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), gain or loss on disposition of assets, gain or loss on extinguishment of debt, impairment charges, and depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, if any, non-cash revenues and expenses such as above- and below-market lease related intangibles, straight-line rental revenue, and other non-cash income or expense. Interest expense, general and administrative expenses, investment and other income or loss, income tax benefit or expense, real estate operations revenues and direct cost of revenues, management fee income, and interest income from commercial loans and investments are also excluded from Same-Property NOI. GAAP net income or loss is further adjusted to remove the impact of properties that were not owned for the full current and prior year reporting periods presented. Cash rental income received under the leases pertaining to the Company’s assets that are presented as commercial loans and investments in accordance with GAAP is also used in lieu of the interest income equivalent.

We use Same-Property NOI to compare the operating performance of our assets between periods. It is an accepted and important measurement used by management, investors and analysts because it includes all property-level revenues from the Company’s properties, less operating and maintenance expenses, real estate taxes and other property-specific expenses (“Net Operating Income” or “NOI”) of properties that have been owned and stabilized for the entire current and prior year reporting periods. Same-Property NOI attempts to eliminate differences due to the acquisition or disposition of properties during the particular period presented, and therefore provides a more comparable and consistent performance measure for the comparison of the Company’s properties. Same-Property NOI may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Same-Property NOI Reconciliation

(Unaudited)

(In thousands)

	Year Ended

	December 31, 2022	December 31, 2021

Net Income Attributable to the Company	$3,158	$29,940

Loss (Gain) on Disposition of Assets	7,042	(28,316)

Loss on Extinguishment of Debt	—	3,431

Impairment Charges	—	17,599

Depreciation and Amortization	28,855	20,581

Amortization of Intangibles to Lease Income	(2,161)	404

Straight-Line Rent Adjustment	2,166	2,443

COVID-19 Rent Repayments	(105)	(842)

Accretion of Tenant Contribution	154	236

Interest Expense	11,115	8,929

General and Administrative Expenses	12,899	11,202

Investment and Other Income	(776)	(12,445)

Income Tax Benefit	(2,830)	(3,079)

Real Estate Operations Revenues	(5,462)	(13,427)

Real Estate Operations Direct Cost of Revenues	2,493	8,615

Management Fee Income	(3,829)	(3,305)

Interest Income from Commercial Loans and Investments	(4,172)	(2,861)

Less: Impact of Properties Not Owned for the Full Reporting Period	(25,690)	(18,879)

Same-Property NOI	$22,857	$20,226

PRO FORMA EBITDA

To derive Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma EBITDA”), GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, above- and below-market lease related intangibles, non-cash compensation, and other non-cash income or expense. Cash interest expense is also excluded from Pro Forma EBITDA, and GAAP net income or loss is adjusted for the annualized impact of acquisitions, dispositions and other similar activities.

We believe that Pro Forma EBITDA is an additional useful supplemental measure for investors to consider as it allows for a better assessment of our operating performance without the distortions created by other non-cash revenues, expenses or certain effects of the Company’s capital structure on our operating performance. Pro Forma EBITDA may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Reconciliation of Net Debt Plus Preferred to Pro Forma EBITDA

(Unaudited)

(In thousands)

Three Months Ended December 31, 2022

Net Loss Attributable to the Company	$(3,079)

Depreciation and Amortization of Real Estate	8,440

Loss on Disposition of Assets, Net of Income Tax	8,898

Gain on Disposition of Other Assets	(519)

Unrealized Gain on Investment Securities	(6,405)

Distributions to Preferred Stockholders	(1,195)

Straight-Line Rent Adjustment	(521)

Amortization of Intangibles to Lease Income	676

Other Non-Cash Amortization	(33)

Amortization of Loan Costs and Discount on Convertible Debt	264

Non-Cash Compensation	809

Interest Expense, Net of Amortization of Loan Costs and Discount on Convertible Debt	3,635

EBITDA	$10,970

Annualized EBITDA	$43,880

Pro Forma Annualized Impact of Current Quarter Acquisitions and Dispositions, Net(1)	14,166

Annualized Preferred Dividends	4,780

Pro Forma EBITDA Plus Preferred	$62,826

Total Long-Term Debt	$445,583

Financing Costs, Net of Accumulated Amortization	1,637

Unamortized Convertible Debt Discount	364

Cash & Cash Equivalents	(19,333)

Restricted Cash	(1,861)

Preferred Outstanding (at par value)	75,000

Net Debt Plus Preferred	$501,390

Net Debt Plus Preferred to Pro Forma EBITDA	8.0 x

(1)	Reflects the pro forma annualized impact on Annualized EBITDA of the Company’s acquisition and disposition activity during the three months ended December 31, 2022.

ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 000001 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Proxies submitted by the Internet before the meeting must be received by 11:00 AM EDT on June 21, 2023 Online Go to www.investorvote.com/CTO or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CTO A Proposals - The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 5, and 1 YEAR on Proposal 4. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01 - John P. Albright 02 - George R. Brokaw 03 - Christopher J. Drew 04 - Laura M. Franklin 05 - R. Blakeslee Gable 06 - Christopher R. Haga For Against Abstain For Against Abstain 2. Ratify the appointment of Grant Thornton LLP as our 3. Hold an advisory vote to approve executive compensation. independent registered public accounting firm for fiscal year 2023. 1 Year 2 Years 3 Years Abstain 4. Hold an advisory vote on the frequency of the 5. Approve the CTO Realty Growth, Inc. Fifth Amended and advisory vote to approve executive compensation. Restated 2010 Equity Incentive Plan, replacing the Company’s Fourth Amended and Restated 2010 Equity Incentive Plan. B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 578223 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03THEC

2023 Annual Meeting Admission Ticket 2023 Annual Meeting of CTO Realty Growth, Inc. Stockholders Wednesday, June 21, 2023 at 2:00 p.m. Eastern Time Important notice regarding availability on the Internet of proxy materials for the 2023 Annual Meeting of Stockholders. The materials are available at: www.edocumentview.com/CTO Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CTO qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q CTO Realty Growth, Inc. Notice of Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 21, 2023 John P. Albright and Laura M. Franklin (the “Proxies”), or each or either of them, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CTO Realty Growth, Inc. to be held on June 21, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the six director nominees, FOR items 2, 3 and 5, and 1 YEAR on item 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.